UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

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2017

Proxy Statement and Notice of

Annual Meeting of Stockholders

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

June 23, 2017

Dear Fellow Stockholder:

It is my pleasure to invite you to our Annual Meeting of Stockholders, which will be held on Thursday, August 3, 2017, at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, at 8:00 a.m. We hope that you will attend the meeting, but we encourage you to vote by proxy whether or not you plan to attend the meeting in person.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, beginning on June 23, 2017, we are mailing a Notice Regarding the Availability of Proxy Materials, or Notice, to many of our stockholders instead of a paper copy of the materials for the Annual Meeting. The Notice contains instructions on how to access the proxy materials over the Internet and vote online, as well as how stockholders can elect to receive paper copies of the materials. We believe that this process should expedite stockholders’ receipt of proxy materials and provide stockholders with the information they need, while being consistent with our objective of conserving our natural resources and reducing the costs of printing and distributing our proxy materials.

If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is very important, whether you own one share or many.

Thank you for your continued support and interest in Eagle.

Sincerely,

DAVID B. POWERS

President and Chief Executive Officer

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 3, 2017

To the Stockholders of Eagle Materials Inc.:

The annual meeting of stockholders of Eagle Materials Inc., which we refer to as the “Company,” will be held at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, at 8:00 a.m., local time, on Thursday, August 3, 2017. At the meeting, stockholders will vote on:

(1)	Election of the two Class II directors identified in the accompanying proxy statement, each to hold office for three years.

(2)	Approval of an advisory resolution regarding the compensation of our named executive officers.

(3)	Recommending, by advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.

(4)	Approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2018.

(5)	Any other matters properly brought before the annual meeting, or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on June 6, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of the Company’s common stock, par value $0.01 per share, which we refer to as our “Common Stock,” at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A list of holders of Common Stock will be available for examination by any stockholder at the meeting and, during the ten-day period preceding the meeting date at the executive offices of the Company located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487 (telephone: (214) 432-2000).

You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting in person, please vote through the Internet (as described in the Notice) or by telephone or fill in, sign, date and promptly return the accompanying form of proxy in the enclosed postage-paid envelope so that your shares may be represented and voted at the annual meeting. This will not limit your right to attend or vote in person at the annual meeting. Your proxy will be returned to you if you choose to attend the annual meeting and request that it be returned. Shares will be voted in accordance with the instructions contained in your proxy, but if any proxies that are signed and returned to us do not specify a vote on any proposal, such proxies will be voted in the manner, if any, recommended by the Board.

By Order of the Board of Directors JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 23, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2017.

Our proxy statement and 2017 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219-4487

PROXY STATEMENT

INTRODUCTION

The accompanying proxy, mailed or provided online, together with this proxy statement, is solicited by and on behalf of the Board of Directors of Eagle Materials Inc., which we refer to as the “Company,” for use at the annual meeting of stockholders of the Company and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. References to our “Board of Directors” or “Board” refer to the Board of Directors of the Company. The Notice Regarding the Availability of Proxy Materials, this proxy statement and accompanying proxy were first mailed to our stockholders on or about June 23, 2017.

Date, Time and Place of the Annual Meeting

The 2017 annual meeting of our stockholders will be held at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, at 8:00 a.m., local time, on Thursday, August 3, 2017.

Purposes of the Annual Meeting and Recommendations of our Board of Directors

At the meeting, action will be taken upon the following matters:

(1)	Election of Directors. Stockholders will be asked to elect the two Class II directors identified in this proxy statement, each to hold office for a term of three years.

Our Board of Directors recommends that you vote “for” the election of its two nominees for director named in this proxy statement.

(2)	Advisory Vote on Compensation of our Named Executive Officers. We are asking you to approve a non-binding advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement.

Our Board of Directors recommends that you vote “for” the non-binding advisory resolution approving the compensation of our named executive officers.

(3)	Advisory Vote on Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. We are asking you to make a non-binding recommendation regarding the frequency of future advisory votes on the compensation of our named executive officers.

Our Board of Directors does not make a recommendation regarding the frequency of future advisory votes on the compensation of our named executive officers.

(4)	Approval of the Expected Appointment of Ernst & Young LLP. We are asking you to approve the expected appointment by our Audit Committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2018.

Our Board of Directors recommends that you vote “for” the approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2018.

(5)	Other Business. In addition, you may be asked to vote upon such other matters, if any, as properly come before the annual meeting, or any adjournment thereof.

Our Board of Directors does not know of any matters to be acted upon at the meeting other than the matters set forth in items (1) through (4) above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2017.

Our proxy statement and 2017 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

ABOUT THE MEETING

Who Can Vote

The record date for the determination of holders of the Company’s Common Stock, par value $0.01 per share, which we refer to as our “Common Stock,” entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 6, 2017. In this proxy statement, we refer to this date as the “record date.” As of the record date, there were 48,567,963 shares of our Common Stock issued and outstanding and entitled to vote at the meeting. Our stock transfer books will not be closed in connection with the meeting. Our Common Stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “EXP.”

How Proxies Will be Voted

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any direction given, the shares will be voted in the manner, if any, recommended by the Board. The Board does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487. No such revocation shall be effective, however, unless and until received by the Company at or prior to the meeting.

Quorum and Required Vote

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our capital stock entitled to vote on any matter shall constitute a quorum for purposes of such matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. The holders of Common Stock will be entitled to one vote per share on each matter that may properly be brought before the meeting or any adjournment thereof. There is no cumulative voting.

Proposal	Required Vote	Effect of Abstentions and Broker Non-Votes

Election of Directors	Majority of votes cast	No effect on outcome of vote

Advisory vote on compensation of our named executive officers	Majority of votes cast	No effect on outcome of vote

Advisory recommendation regarding frequency of future votes on compensation	The frequency receiving the greatest number of votes	No effect on outcome of vote

Approval of the expected appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2018	Affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting	Same effect as votes against proposal

Pursuant to the rules of the NYSE, brokers do not have discretionary authority to vote in the election of directors if they did not receive instructions from the beneficial owner because the election of directors is not considered a “routine” matter. The advisory vote regarding executive compensation is also not considered “routine,” and brokers may not vote your shares with respect to such matter without instructions from you.

Expenses of Soliciting Proxies

The cost of soliciting proxies for the meeting will be borne by the Company. Solicitations may be made on behalf of our Board by mail, personal interview, telephone or other electronic means by officers and other employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, we have retained the firm of Okapi Partners, which will receive a fee of approximately $9,500, in addition to the reimbursement of out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to persons on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those persons. In compliance with the regulations of the Securities and Exchange Commission, or “SEC,” and the NYSE, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our Common Stock.

How You Can Vote

You can vote your shares at the meeting, by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.

PROPOSAL NO. 1: ELECTION OF DIRECTORS AND RELATED MATTERS

General

Our Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to our stockholders. The primary responsibilities of our Board include:

•	the selection, compensation and evaluation of our Chief Executive Officer and oversight over succession planning;

•	oversight of our strategic planning;

•	approval of all our material transactions and financings;

•	oversight of processes that are in place to promote compliance with law and high standards of business ethics;

•	advising management on major issues that may arise; and

•	evaluating the performance of the Board and its committees, and making appropriate changes where necessary.

Members of our Board of Directors are divided into three classes based on their term of office (Class I, II and III). The directors in each such class hold office for staggered terms of three years each. At present, each class has three directors.

Retirement of Laurence E. Hirsch

Mr. Laurence E. Hirsch, a Class II director who is our current Chairman and has been a director since 1985, will retire at the annual meeting and is not seeking reelection. It is anticipated that upon Mr. Hirsch’s retirement, Richard R. Stewart, currently our Vice Chairman, will succeed Mr. Hirsch as Chairman, and Michael R. Nicolais will be appointed Vice Chairman. The Company and the Board of Directors recognize and sincerely thank Mr. Hirsch for his exemplary leadership, dedication and service to the Company and its shareholders for the last 32 years. The following table shows the composition of our Board after the annual meeting, assuming the election of the proposed slate of Class II director nominees and the retirement of Mr. Hirsch:

Class	Directors

Class I: Term expires at the 2019 annual meeting and every three years thereafter	George Damiris Martin M. Ellen David B. Powers

Class II: Term expires at the 2020 annual meeting and every three years thereafter	Michael R. Nicolais Richard R. Stewart

Class III: Term expires at the 2018 annual meeting and every three years thereafter	F. William Barnett Richard Beckwitt Ed H. Bowman

Director Independence

NYSE corporate governance rules require that our Board of Directors be comprised of a majority of independent directors. Our Board of Directors has determined, upon the recommendation of our Corporate Governance and Nominating Committee, which we refer to as our “Governance Committee,” that all members of our Board of Directors, other than Mr. Powers, are “independent” within the meaning of the specific provisions of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the corporate governance rules of the NYSE.

In determining that eight of our nine directors are “independent,” our Board of Directors considered the following facts:

•	Messrs. F. William Barnett, Richard Beckwitt, Ed H. Bowman, George Damiris, Martin M. Ellen and Richard R. Stewart have no relationship with the Company that potentially affects their independence.

•	From 1985 until his retirement in March 2004, Mr. Hirsch (who has determined not to seek reelection and is retiring at the annual meeting) was an officer of Centex Corporation, our former parent company, which we refer to as “Centex.” Mr. Hirsch was also our interim Chief Executive Officer for approximately six months from April 2003 until September 2003. Because it has been over ten years since Mr. Hirsch retired from Centex or served as an officer of the Company on an interim basis, and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Hirsch has no material relationship with the Company.

•	Mr. Michael R. Nicolais entered into an employment relationship in 2004 with a company owned by another member of our Board of Directors, Mr. Hirsch. In particular, in April 2004, Mr. Nicolais accepted employment as president of Highlander Partners L.P., or “Highlander Partners,” a private investment partnership of which Mr. Hirsch is the sole equity owner. Mr. Nicolais is currently Vice Chairman and Chief Executive Officer of Highlander Partners. In view of, among other things: (1) the fact that Mr. Nicolais has never served as an officer or employee of the Company or any of its parents or subsidiaries; (2) the employment relationship between Mr. Nicolais and Highlander Partners commenced after the completion of the spin-off of the Company from Centex, and after the date Mr. Hirsch retired as an executive officer and director of Centex; (3) the investment services provided by Mr. Nicolais to Highlander Partners are largely unrelated to the Company (except to the extent that such services involve investment services relating to a portion of the shares of our Common Stock beneficially owned by Mr. Hirsch); and (4) the fact that, as described above, our Board of Directors has determined that Mr. Hirsch himself has no material relationship with the Company, our Board of Directors determined that Mr. Nicolais has no material relationship with the Company.

Nominees

Each of the nominees listed below is currently a member of our Board of Directors. Each of these nominees has been recommended for nomination by our Governance Committee after considering the criteria described below under the heading “Corporate Governance and Nominating Committee.” We have no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, proxies may be voted for substitute nominees. Because this is an uncontested election of directors, a majority of votes cast by the holders of our Common Stock (number of shares voted “for” a director nominee must exceed the number of votes cast “against” the director nominee) will be required to elect the nominees for director in accordance with our Bylaws and our Corporate Governance Guidelines. (A plurality voting standard would apply in a contested election.) If an incumbent director is not re-elected, such director will promptly tender his or her resignation to the Chairman of the Board, and a special committee of independent directors will consider the resignation and make a recommendation to the Board as to whether to accept or reject such resignation. The Board will then publicly disclose its decision regarding the resignation and the rationale behind the decision.

As noted above, Mr. Hirsch is not seeking reelection as a Class II director, and he will retire at the 2017 annual meeting.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the election of the two nominees listed below to serve as Class II directors for a three-year term ending at our 2020 annual meeting of stockholders:

Michael R. Nicolais

Richard R. Stewart

Director Qualifications

Set forth below is information about the nominees standing for election at our 2017 annual meeting, as well as our continuing directors whose terms of office do not expire at such annual meeting. The biographical information appearing below regarding the nominees for director and continuing directors has been furnished to us by the respective nominees and directors. Also included below is a brief description of how each individual’s experience qualifies him to serve as a director of the Company.

Nominees Whose Terms Expire at our 2017 Annual Meeting

(Class II Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Michael R. Nicolais	59	2001

In January 2017, Mr. Nicolais became Vice Chairman and Chief Executive Officer of Highlander Partners, an investment partnership. From April 2004 through December 2016, Mr. Nicolais served as President of Highlander Partners. From August 2002 until March 2004, Mr. Nicolais served as Managing Director of Stephens, Inc., an investment banking firm. Prior to joining Stephens, Inc., he was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 until August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and co-head of that firm’s Dallas office. Mr. Nicolais serves as a member of our Compensation Committee and our Governance Committee.

Mr. Nicolais brings to the Board and the committees on which he serves his extensive knowledge of capital markets, financial analysis and financial oversight gained through his experience as an investment banker and investment manager.

Richard R. Stewart	67	2006

Mr. Stewart has served as Vice Chairman of our Board of Directors since 2015. From 1998 until 2006 Mr. Stewart served as President and CEO of GE Aero Energy, a division of GE Power Systems and as an officer of General Electric Company. Mr. Stewart retired from General Electric in 2006. Mr. Stewart’s career at General Electric began in 1998 as a result of General Electric’s acquisition of the gas turbine business of Stewart & Stevenson Services, Inc. Mr. Stewart began his career at Stewart & Stevenson in 1972 and while at Stewart & Stevenson served in various positions including as Group President and member of the board of directors. Mr. Stewart also served as a director of Plug Power Inc. from July of 2003 to March of 2006. Mr. Stewart became a director of Kirby Corporation in 2008 and was a director of Lufkin Industries, Inc. from 2009 until its acquisition by GE Oil & Gas in 2013. Mr. Stewart was elected to the board of Exterran Corp. in April 2015. Mr. Stewart also serves as a member of our Audit Committee, our Governance Committee and our Executive Committee.

Mr. Stewart brings to the Board and the committees on which he serves his proven leadership and business experience as the former CEO of a manufacturing company. Mr. Stewart also brings corporate governance experience gained from membership on the boards of other public companies and as an officer with General Electric.

Continuing Directors Whose Terms Expire at our 2018 Annual Meeting

(Class III Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

F. William Barnett	70	2003

Mr. Barnett retired in 2003 from his position as a Director in the Dallas office of McKinsey & Company, Inc., an international consulting firm, after 23 years of employment, where he led the firm’s Strategy Practice. Mr. Barnett has previously served as an Adjunct Professor at the Yale School of Management and currently teaches at the Jesse H. Jones Graduate School of Business at Rice University. Mr. Barnett’s book, The Strategic Career: Let Business Principles Guide You, was released in 2015. Mr. Barnett serves as Chair of our Governance Committee and a member of our Compensation Committee.

Mr. Barnett brings to the Board and the committees on which he serves his corporate governance and strategy development and implementation experience gained from his long career in management consulting.

Richard Beckwitt	58	2014

Mr. Beckwitt is the President of Lennar Corporation. He joined Lennar in March 2006 as an Executive Vice President and was promoted to President in April 2011. Mr. Beckwitt served on the Board of Directors of D.R. Horton, Inc. from 1993 to November 2003. From 1993 to March 2000, he held various executive officer positions at D.R. Horton, including President of the Company. From March 2000 to April 2003, Mr. Beckwitt was the owner and principal of EVP Capital, L.P., a venture capital and real estate advisory company. From 1986 to 1993, Mr. Beckwitt worked in the Mergers and Acquisitions and Corporate Finance Departments at Lehman Brothers. Mr. Beckwitt serves on the board of directors of Five Point Holdings LLC (NYSE: FPH), the largest owner and developer of mixed-use, master-planned communities in coastal California. Mr. Beckwitt serves as a member of our Audit Committee.

Mr. Beckwitt brings to the Board and the Audit Committee his extensive executive experience gained through his service as the President and executive officer of public companies within the homebuilding industry, as well as finance-related experience with a major investment banking firm.

Ed H. Bowman	70	2011

Mr. Bowman served as Chief Executive Officer, President and a director of SOURCECORP from 1996 until 2011. Prior to 1996, Mr. Bowman was a senior executive at First Data Corporation. Mr. Bowman serves as an Executive Partner with Teakwood Capital and on the advisory board of the J. Mack Robinson College of Business at Georgia State University. Mr. Bowman serves as Chair of our Compensation Committee.

Mr. Bowman brings to the Board and the Compensation Committee his proven leadership and business experience as the retired CEO of an expanding company. Mr. Bowman also brings corporate governance, finance and compensation knowledge gained from his experience at other public companies.

Continuing Directors Whose Terms Expire at our 2019 Annual Meeting

(Class I Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

George Damiris	57	2016

Mr. Damiris has served as Chief Executive Officer and President of HollyFrontier Corporation since January 2016 and as a director since December 2015. He previously served as Executive Vice President and Chief Operating Officer from September 2014 to January 2016 and as Senior Vice President, Supply and Marketing from January 2008 until September 2014. Mr. Damiris has also served as a director of Holly Logistics Services, L.L.C., the general partner of the general partner of Holly Energy Partners, L.P., since February 2016. Mr. Damiris serves on our Compensation Committee.

Mr. Damiris brings to the Board and the Compensation Committee his extensive management and operational experience gained from his time as a senior executive at a large, public industrial company.

Martin M. Ellen	63	2013

Mr. Ellen has served as Chief Financial Officer and Executive Vice President at Dr Pepper Snapple Group, Inc. since April 2010. Mr. Ellen also served as the Chief Financial Officer and Senior Vice President - Finance of Snap-on Inc. from November 2002 to March 2010. Mr. Ellen is a certified public accountant and serves as Chair of our Audit Committee.

Mr. Ellen brings to the Board and the Audit Committee his extensive management, finance and audit experience gained from over 25 years serving as chief financial officer with public and private companies and prior experience with a major public accounting firm.

David B. Powers	67	2016

Mr. Powers was appointed the Company’s President and Chief Executive Officer effective on the close of business on March 31, 2016, at which time he was also appointed to the Board to fill the vacancy created by the retirement of our former President and Chief Executive Officer, Steven R. Rowley. Prior to his promotion to President and Chief Executive Officer of the Company, Mr. Powers served as Executive Vice President – Gypsum of the Company and as President of American Gypsum Company LLC, a subsidiary of the Company (“American Gypsum”), since January 2005. Mr. Powers previously served as Executive Vice President – Marketing, Sales and Distribution of American Gypsum, beginning in June 2002.

Mr. Powers brings to the Board his extensive executive and operations experience in the construction products industry, including over 35 years of experience in the gypsum industry.

Board Meetings and Attendance Records

During the Company’s fiscal year ended March 31, 2017, our Board of Directors held four regularly scheduled meetings and three special meetings. During such fiscal year, all of the incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served. In accordance with our informal policy, we anticipate that all continuing directors and nominees will attend our 2017 annual stockholders meeting. All of our then-current directors attended our 2016 annual meeting. We strongly encourage all directors to attend our stockholder meetings. Our non-employee directors (which currently constitute all our directors, except for Mr. Powers) meet immediately after all Board meetings without management present. The Chairman presides at all executive sessions of the non-employee directors.

BOARD COMPENSATION

Board compensation for the 12-month period from August 2016 through July 2017 was approved by our Board of Directors in August 2016. The Board adopted a director compensation structure in which directors who are not employees of the Company or any of our subsidiaries received compensation for their services during the 12-month period from August 2016 through July 2017 by electing one of the following two compensation package alternatives:

(1)	total compensation valued at $187,000, of which $93,500 is paid in cash and the remainder is provided in the form of an equity grant valued at $93,500; or

(2)	an equity grant valued at $215,000.

The grant date value of the equity grant under either alternative is allocated between restricted stock and options to purchase Common Stock (based upon the recommendation of the Compensation Committee) with respect to each non-employee director.

In accordance with the terms of the Eagle Materials Inc. Amended and Restated Incentive Plan, which we refer to as our “Incentive Plan,” the exercise price of stock options is set at the closing price of the Common Stock on the NYSE on the date of grant. The number of option shares granted is determined as of the date of grant by using the Black-Scholes method. All the options granted to directors in August 2016 were fully exercisable when granted and have a ten-year term.

The number of shares of restricted stock is determined as of the date of grant using the closing price of the Common Stock on the NYSE on the date of grant. The restricted stock granted to directors in August 2016 was earned at the time of grant; however, the shares will not become fully vested (unrestricted) until the director’s service on the Board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. During the restriction period the director will have the right to vote the shares. In addition, the director will also be entitled to cash dividends as and when the Company issues a cash dividend on the Common Stock. Notwithstanding the above, the restricted shares issued to Mr. Hirsch do not have voting rights and are not entitled to cash dividends, but rather to a dividend-equivalent payment.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $15,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $20,000 per year. The Vice Chairman of the Board receives a fee of $35,000 per year, and the Chairman of the Board receives a fee of $50,000 per year. Chairpersons who choose compensation package alternative one (part equity and part cash) receive this additional compensation in the form of cash. Chairpersons who choose compensation package alternative two (all equity) receive this additional compensation in the form of equity, in which case a 30% premium is added to such fees when valuing the equity to be received by such chairperson.

If non-employee directors hold unvested restricted stock units, which we refer to as “RSUs,” granted as part of director compensation in prior fiscal years (which currently includes Messrs. Barnett, Hirsch and Nicolais), these directors will receive dividend equivalent units as and when the Company pays a cash dividend on the Common Stock in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.

Non-Employee Director Compensation for Fiscal Year 2017

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended March 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)

F. William Barnett(4)	—	$234,574	—	—	—	$3,585		$238,159

Richard Beckwitt(5)	—	161,260	$53,768	—	—	1,366		216,394

Ed H. Bowman(6)	—	241,076	—	—	—	3,601		244,677

Robert L. Clarke(7)	—	—	—	—	—	851		851

George Damiris(8)	$96,098	—	—	—	—	—		96,098

Martin M. Ellen (9)(10)	110,667	46,817	46,755	—	—	626		204,865

Laurence E. Hirsch(11)	—	70,063	210,007	—	—	2,492	(12)	282,562

Michael R. Nicolais(5)	—	107,533	107,510	—	—	1,883		216,926

David W. Quinn(7)	—	—	—	—	—	1,761		1,761

Richard R. Stewart(9)(13)	125,667	46,817	46,755	—	—	1,305		220,544

(1)	The amounts in this column reflect the value of restricted stock awards made to the directors in the fiscal year ended March 31, 2017 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 24, 2017, or “Fiscal 2017 Form 10-K.”
(2)	The amounts in this column reflect the value of option awards made to the directors in the fiscal year ended March 31, 2016 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2017 included in the Fiscal 2017 Form 10-K.
(3)	The amounts in this column represent dividend payments made in fiscal 2017 to the directors with respect to restricted stock awarded to such directors, except as otherwise noted.
(4)	Mr. Barnett is the Chair of the Governance Committee. He elected to receive 100% of his director compensation in the form of equity (including his chairperson fee).
(5)	Messrs. Beckwitt and Nicolais elected to receive 100% of their director compensation in the form of equity.
(6)	Mr. Bowman is the Chair of the Compensation Committee. He elected to receive 100% of his director compensation in the form of equity (including his chairperson fee).
(7)	Messrs. Clarke and Quinn retired from the Board effective August 4, 2016.
(8)	Mr. Damiris was appointed to the Board in September 2016 and will receive cash compensation for his services as a director from the date of his appointment through July 2017.
(9)	A portion of the cash received by Messrs. Ellen and Stewart relates to director compensation for the prior board year ended July 2016.

(10)	Mr. Ellen is Chair of the Audit Committee. He selected the compensation package where he receives a portion of his director compensation in the form of equity and a portion in cash. Mr. Ellen received his committee chairperson fee in cash.
(11)	Mr. Hirsch is the Chairman of the Board. He elected to receive 100% of his director compensation in the form of equity (including his chairperson fee). Mr. Hirsch will retire at the 2017 annual meeting.
(12)	Includes $1,106 of dividend equivalent cash payments made to Mr. Hirsch in connection with restricted stock awarded to Mr. Hirsch.
(13)	Mr. Stewart is the Vice Chairman of the Board. He selected the compensation package where he receives a portion of his director compensation in the form of equity and a portion in cash. Mr. Stewart received his chairperson fee in cash.

The following chart shows the number of outstanding stock options, RSUs and shares of restricted stock held by each non-employee director as of March 31, 2017.

Name	Stock Options(1)	RSUs(2)	Restricted Stock(3)

F. William Barnett	33,821	8,701	10,405
Richard Beckwitt	2,070	—	4,405
Ed H. Bowman	6,293	—	10,485
George Damiris	—	—	—
Martin M. Ellen	6,917	—	1,852
Laurence E. Hirsch	87,616	11,290	6,659
Michael R. Nicolais	10,989	3,827	5,368
Richard R. Stewart	8,427	—	3,550

(1)	All of these stock options were fully exercisable as of March 31, 2017.
(2)	The RSUs granted to non-employee directors are not payable until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. The number of RSUs reflected in this column includes the following aggregate dividend equivalent units, which are accrued by holders of our RSUs at any time we pay a cash dividend on our Common Stock: Mr. Barnett – 1,189 RSUs; Mr. Hirsch – 1,547 RSUs; and Mr. Nicolais – 527 RSUs.
(3)	The restrictions on the restricted stock granted to non-employee directors will not lapse until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. Any cash dividends declared and paid by the Company during the restricted period are paid in cash with respect to such restricted stock.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and CEO are performed by two different persons. Mr. Powers, our CEO, focuses on the day-to-day operation of the Company’s businesses and participates in both operational and long-term strategy and development. Mr. Hirsch, our Chairman, oversees the Company’s general strategic direction and leads and manages the Board. Mr. Stewart, our Vice Chairman, fulfills the Chairman’s duties in the event that Mr. Hirsch is unavailable.

As part of its primary risk management function, the Audit Committee oversees the preparation by management of a risk report on a quarterly basis. However, our entire Board of Directors is also charged with, and is actively involved in, identifying, evaluating and managing risks on behalf of the Company, and the Board undertakes to hold discussions on these topics with management and the Audit Committee throughout the year. Further, the independent directors address risk management in executive sessions without management present. As appropriate in the context of their chartered roles, the Board’s other committees also perform risk management and oversight activities during the year. For example, the Governance Committee is responsible for overseeing governance issues that may create governance risks, such as board composition, director selection and other governance policies and practices that are critical to the success of the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management, the Compensation Committee and the Board have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, the Board has concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage unnecessary and excessive risk-taking. This assessment was overseen by the Compensation Committee, in consultation with management. The Board reviewed the compensation policies and practices in effect for our executive officers, senior management and other employees and assessed the features the Company has built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance between different elements of compensation, use of different time periods and performance metrics for different elements of compensation, restrictions on pricing authority, review and approval of material contracts, and stock ownership guidelines for senior management.

Board Committees

The standing committees of our Board of Directors include the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. The following table lists the chairperson and members of each committee as of March 31, 2017, and the number of meetings held by each committee during the fiscal year ended March 31, 2017:

Director	Audit	Compensation	Governance	Executive

F. William Barnett		●	Chair

Richard Beckwitt	●

Ed H. Bowman		Chair

George Damiris		●

Martin M. Ellen	Chair

Laurence E. Hirsch				Chair

Michael R. Nicolais		●	●

David B. Powers

Richard R. Stewart	●		●	●

Number of Meetings in Fiscal 2017	7	6	5	1

Audit Committee

Our Board has a standing Audit Committee, composed of at least three independent directors. Our Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence and appointment of our independent auditors and the performance of our internal audit function and independent auditors. Our Audit Committee is governed by an amended and restated Audit Committee charter, a copy of which may be viewed on our website at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Our Board has determined that each member of our Audit Committee is independent within the meaning of applicable (1) corporate governance rules of the NYSE and (2) requirements set forth in the Exchange Act and the applicable SEC rules. In addition, our Board has determined that each member of our Audit Committee satisfies applicable NYSE standards for financial literacy and that, based on his auditing and financial experience, including over 25 years of experience as a chief financial officer with public and private companies and prior experience with a major public accounting firm, Mr. Ellen is an “audit committee financial expert” within the meaning of the rules of the SEC.

Unless otherwise determined by the Board, no member of our Audit Committee may serve as a member of an audit committee of more than two other public companies.

Certain key functions and responsibilities of our Audit Committee are to:

•	select, appoint, compensate, evaluate, retain and oversee the independent auditors engaged for purposes of preparing or issuing an audit report or related work or performing other audit, review, or attestation services for us;

•	obtain and review, at least annually, a formal written statement from our independent auditors describing all relationships between our auditors and the Company and engage in a dialogue with our auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and to recommend appropriate action in response to the reports to our Board;

•	pre-approve all audit engagement fees and terms and all permissible non-audit services provided to us by our independent auditors, in accordance with the committee’s policies and procedures for pre-approving audit and non-audit services;

•	establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	discuss our annual audited financial statements, quarterly financial statements and other significant financial disclosures with management and our independent auditors;

•	discuss with management the types of information to be disclosed and the types of presentations to be made in our earnings press releases, as well as the financial information and earnings guidance we provide to analysts and rating agencies;

•	annually review and assess the performance of the Audit Committee and the adequacy of its charter;

•	discuss policies with respect to risk assessment and risk management; and

•	prepare the report that is required to be included in our annual proxy statement regarding review of financial statements and auditor independence.

Our Audit Committee’s report on our financial statements for the fiscal year ended March 31, 2017 is presented below under the heading “Audit Committee Report.”

Our Audit Committee meets separately with our independent auditors and with members of our internal audit staff outside the presence of the Company’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

Our Board’s Compensation Committee is composed of independent directors who meet the corporate governance standards of the NYSE including the enhanced NYSE independence requirements for directors serving on compensation committees, qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and as “outside directors” within the meaning of the Internal Revenue Code. Under its amended and restated charter, which you may review on our web site at www.eaglematerials.com (and a copy of which will be provided to you free of charge upon written request to our Secretary at our principal executive office), the primary purposes of our Compensation Committee are to assist the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other senior executives and to direct the preparation of the reports regarding executive compensation that the rules of the SEC require to be included in our annual proxy statement. The Compensation Committee is authorized to hire outside advisers after taking into account all factors relevant to the adviser’s independence from management. For additional information regarding outside advisers engaged by the Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement.

Certain key functions and responsibilities of our Compensation Committee are to:

•	periodically review and make recommendations to our Board as to our general compensation philosophy and structure, including reviewing the compensation programs for senior executives and all of our benefit plans to determine whether they are properly coordinated and achieve their intended purposes;

•	annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate his or her performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our Chief Executive Officer based on such evaluation;

•	review and, after the end of the fiscal year and in consultation with our Chief Executive Officer, approve the compensation of our senior executive officers who are required to make disclosures under Section 16 of the Exchange Act, who we refer to as our “senior executive officers”;

•	administer the Company’s compensation plans for which it is named as plan administrator, including our Incentive Plan;

•	report on compensation policies and practices with respect to our executive officers as required by SEC rules;

•	review and recommend to the Board the compensation of non-employee directors;

•	recommend stock ownership guidelines and monitor compliance therewith; and

•	review and assess the performance of the Compensation Committee and the adequacy of its charter annually and recommend any proposed changes to the Board.

In accordance with the terms of our Incentive Plan, the Compensation Committee has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant time-vesting stock options in special circumstances. Under this authorization, the Special Situation Stock Option Committee may grant stock options to newly-hired employees and newly-promoted employees, under terms set by the Compensation Committee. This authority for fiscal 2018, which expires on May 31, 2018, is limited to an aggregate of 60,000 option shares, no one individual may receive more than 15,000 option shares, and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2017, 17,500 stock options were granted to employees under this authority out of a maximum of 60,000.

Our Compensation Committee’s report for the fiscal year ended March 31, 2017 is presented below under the heading “Compensation Committee Report” beginning on page 20 of this proxy statement.

Our Compensation Committee meets as often as it deems appropriate, but no less than twice per year.

Governance Committee

Our Board’s Governance Committee is composed of independent directors who meet the corporate governance standards of the NYSE. The primary purposes of this committee are: (1) to advise and counsel our Board and management regarding, and oversee, our governance, including our Board’s selection of directors; (2) to develop and recommend to the Board a set of corporate governance principles for the Company; and (3) to oversee the evaluation of our Board and management. Our Governance Committee has adopted a written charter, and our Board has also adopted Corporate Governance Guidelines. Both the Governance Committee charter and the Corporate Governance Guidelines may be viewed on our web site at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Certain key functions and responsibilities of our Governance Committee are to:

•	develop, periodically review and recommend a set of corporate governance guidelines for the Company to the Board;

•	periodically review corporate governance matters generally and recommend action to the Board where appropriate;

•	review and assess the adequacy of its charter annually and recommend any proposed changes to our Board for approval;

•	monitor the quality and sufficiency of information furnished by management to our Board;

•	actively seek, recruit, screen, and interview individuals qualified to become members of the Board, and consider management’s recommendations for director candidates;

•	evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

•	establish and periodically re-evaluate criteria for Board membership;

•	recommend to the Board the director nominees for each annual stockholders’ meeting; and

•	recommend to the Board nominees for each committee of the Board.

The Governance Committee initiates and oversees an annual evaluation of the effectiveness of the Board and each committee, as well as the composition, organization (including committee structure, membership and leadership) and practices of the Board. This evaluation is confidential as to each member of the Board and its committees. Part of the Governance Committee’s self-evaluation process involves an assessment of the effectiveness of the Company’s corporate governance policies, which includes the Company’s policies surrounding diversity.

Among the criteria the Governance Committee uses in evaluating the suitability of individual nominees for director (whether such nominations are made by management, a stockholder or otherwise) are their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and the likelihood that he or she will be able to serve on the Board for a sustained period, giving due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, gender and ethnic background. Subject to its fiduciary duties and applicable laws and regulations, when searching for new directors, the Governance Committee is charged with endeavoring to identify highly qualified diverse candidates, including women and individuals from minority groups, to include in the pool of candidates from which director nominees are chosen.

Members of the Governance Committee, other members of the Board or executive officers may, from time to time, identify potential candidates for nomination to our Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the criteria described above and the projected needs of the Board at the time. As set forth in its charter, the Governance Committee may retain a search firm to assist in identifying potential candidates for nomination to the Board of Directors.

Our Governance Committee will consider candidates recommended by stockholders for election to our Board. A stockholder who wishes to recommend a candidate for evaluation by our Governance Committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Governance Committee at the following address: Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219-4487.

Our Bylaws provide that, to be considered at the 2018 annual meeting, stockholder nominations for the Board of Directors must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 3, 2018 and ending May 4, 2018, and must contain the information specified by and otherwise comply with the terms of our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive offices.

No nominees for election to the Board at our 2017 annual meeting of stockholders were submitted by stockholders or groups of stockholders owning more than 5% of our Common Stock.

Executive Committee

The principal function of our Board’s Executive Committee is to exercise all of the powers of the Board to direct our business and affairs between meetings of the Board, except that the Executive Committee may not amend our Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation under Delaware law, recommend the sale of all or substantially all of our assets or recommend the dissolution of the Company or the revocation of a dissolution. In addition, unless authorized by resolution of our Board of Directors, the Executive Committee may not declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger under Delaware law.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship during the fiscal year ended March 31, 2017 that requires disclosure as a Compensation Committee interlock.

How to Contact Our Board

Shareholders and other interested parties can communicate directly with our Board, a committee of our Board, our independent directors as a group, our Chairman of the Board or any other individual member of our Board by sending the communication to Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, to the attention of the director or directors of your choice (e.g., “Attention: Chairman of the Board of Directors” or “Attention: All Independent Directors,” etc.). We will relay communications addressed in this manner as appropriate. Communications addressed to the attention of the entire Board are forwarded to the Chairman of the Board for review and further handling.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following list sets forth the names, ages as of the date of this proxy statement and principal occupations of each person who was an executive officer of the Company during the fiscal year ended March 31, 2017 and who is not also a member of our Board. Except as noted below, all of these persons have been elected to serve until the next annual meeting of our Board or until their earlier resignation or removal.

Name	Age	Title

D. Craig Kesler	41

Executive Vice President – Finance and Administration and Chief Financial Officer

(has held current office since August 2009; Vice President – Investor Relations and Corporate Development from March 2005 through August 2009; Audit Manager with Ernst & Young LLP from April 2002 through September 2004).

Michael Haack	44

Executive Vice President and Chief Operating Officer

(has held current office since December 2014; Mr. Haack was employed at Halliburton Energy Services for the 17 years prior to joining the Company, most recently as Global Operations Manager at Halliburton’s Sperry Drilling division).

Gerald J. Essl	67

Executive Vice President – Cement

(has held current office since April 2016; Executive Vice President – Cement/Aggregates and Concrete from January 2003 through March 2016; President of Texas Lehigh Cement Company from 1985 through December 2002).

Keith W. Metcalf	59

President – American Gypsum Company LLC

(has held current office since April 2016; Executive Vice President of Sales & Marketing from January 2016 through March 2016; Senior Vice President of Sales & Marketing from July 2009 through December 2015; and Vice President of Sales, Marketing & Distribution from May 2001 through June 2009).

James H. Graass	59	Executive Vice President, General Counsel and Secretary (Executive Vice President and General Counsel since November 2000; Mr. Graass was named Secretary of the Company in July 2001).

Robert S. Stewart	63	Executive Vice President – Strategy, Corporate Development and Communications (has held current office since August 2009; Senior Vice President of Centex from 2000 through August 2009).

William R. Devlin	51

Senior Vice President, Controller and Chief Accounting Officer

(has held current office since August 2009; Vice President and Controller from October 2005 through August 2009; Director of Internal Audit from September 2004 through September 2005; Senior Manager with PricewaterhouseCoopers LLP from July 1999 through August 2004).

Rahul Desai	52

Senior Vice President – Cement

(has held current office since April 2016; Vice President – Cement from October 2013 through March 2016; Plant Manager – Sugar Creek from November 2012 through September 2013; Mr. Desai was employed in various operational roles within Lafarge, S.A. over the 16 years prior to the Company’s acquisition of the Sugar Creek plant).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ed H. Bowman, Chairman

F. William Barnett

George J. Damiris

Michael R. Nicolais

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Practices

Pay-for-performance is a longstanding core tenet of our compensation philosophy and one of the keys to Eagle’s long-term success. For years, our executive compensation programs have incorporated pay-for-performance and many other compensation best practices, including the following:

•	No employment agreements currently in effect with our executives.

•	No tax gross-up agreements with our executives.

•	No defined benefit plans are provided to our executives.

•	Our incentive plan prohibits the re-pricing of options.

•	A substantial portion of our annual long-term compensation awards are performance-based.

•	Our executives are provided very limited perquisites.

•	The benefits provided to our executives under the defined contribution Profit Sharing and Retirement Plan are determined on the same basis as the benefits provided all salaried employees.

•	Our stock ownership guidelines require management to align their long-term interests with those of our stockholders.

•	Under our insider trading policy, employees and executives are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

At Eagle Materials, we do not view our employees as “merely an expense” of the Company. Instead, we strive to invest in our people and their futures as a means of delivering more long-term value to our stockholders and customers.

Fiscal 2017 Compensation Highlights

The following highlights of our executive compensation program in fiscal 2017 exemplify our long-standing commitment to sound compensation practices, including pay-for-performance.

•	The various components of the compensation payable to our Chief Executive Officer, or “CEO,” and the executive officers named in our Summary Compensation Table, or “Named Executive Officers,” during fiscal 2017 are as follows:

CEO Pay (Fiscal 2017)

Other NEO Pay (Average) (Fiscal 2017)

•	The base salaries for fiscal 2017 for our Named Executive Officers are on average between the median and the 75th percentile base salary in the compensation study prepared by our compensation consultant as described on page 26 below.

•	Approximately 57% of the total compensation of our Named Executive Officers, on average, for fiscal 2017 was performance-based (annual cash incentive bonus, performance-based restricted stock and performance-based stock options).

•	100% of our cash annual incentive bonus for our Named Executive Officers for fiscal 2017 was performance-based in that the bonus pool amount is tied to, and varies with, our operating earnings. Cash annual incentive bonuses were structured in all cases so that they could be adjusted downward by the Compensation Committee at the end of the fiscal year based on an individual Named Executive Officer’s performance.

•	50% of the value of our annual long-term awards made to Named Executive Officers during fiscal 2017 was in the form of performance-based equity (restricted stock and/or stock options). These grants were to be earned if the Company attained a target level average return on equity for the fiscal year ended March 31, 2017.

•	In May 2017, the Compensation Committee determined that the Company’s return on equity was approximately 98.6% of the maximum performance level (or approximately 118.3% of the target performance level), and the earned equity was determined accordingly. All unearned performance-based equity was forfeited. One-fourth of the earned performance-based equity vested upon the certification by the Compensation Committee, and the remaining earned performance-based equity will vest ratably on March 31 of 2018, 2019 and 2020 (assuming continued service by the relevant officer).

•	50% of the value of our annual long-term awards made to Named Executive Officers during fiscal 2017 was in the form of time-vesting equity (stock options and/or restricted stock), which will vest ratably on the four anniversaries of the date of grant (assuming continued service by the relevant officer).

•	Some key features of the fiscal 2017 compensation for David B. Powers, our CEO:

•	Mr. Powers’s base salary was set at $800,000, which is slightly below the median of the compensation study.

•	Almost 60% of Mr. Powers’s cash compensation for fiscal 2017 was performance-based.

Advisory Vote on Executive Compensation; Stockholder Engagement

At the 2016 Annual Meeting of Stockholders, the Company’s stockholders voted to approve a non-binding advisory resolution approving the compensation paid to our Named Executive Officers as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders. The vote was 61.73% in favor, 38.06% against (with 0.20% abstaining). Although a substantial majority of the stockholders approved our compensation practices, the 2016 vote represented a decline in support from 2015 (98.46% in favor). The Compensation Committee believes the decrease in the percentage of votes cast in favor of the Company’s executive compensation was the result of a negative say-on-pay voting recommendation issued by a proxy advisory firm. The Company did not agree with the recommendation by that firm primarily because it was focused on the structuring of what we believe is an immaterial component of the overall retirement package we paid to our retiring CEO.

We regularly communicate with our stockholders throughout the fiscal year to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Throughout fiscal 2017, we had such discussions with stockholders representing over 65% of our outstanding shares (including the targeted outreach discussed below). The investor feedback related to the Company’s compensation program throughout this process generally indicated support for the executive compensation program.

In response to the proxy advisory firm’s negative say-on-pay voting recommendation, the Company conducted a targeted outreach to several of its large institutional stockholders (holding an aggregate of approximately 31% of our outstanding shares) in the weeks prior to the annual meeting in order to discuss the Company’s disagreement with the negative recommendation. The Company’s discussions with these institutions confirmed general support for the executive compensation program; however, some of the stockholders deferred to the proxy advisory firm’s recommendation with respect to the 2016 say-on-pay vote.

In light of this feedback and the significant historical stockholder support of the executive compensation program (over 98% voted in favor in each of the prior three years), the Compensation Committee did not perceive a need for any major revisions to the Company’s programs; however, the Committee has taken it under advisement to be mindful of the issues raised by the proxy advisory firm when structuring any future retirement packages. The Committee also took a fresh look at the Company’s compensation programs in connection with the transition to our new CEO, David B. Powers, resulting in some changes that are reflected in the CD&A, including the migration of several employees into annual incentive bonus programs that are tied to operating earnings (as opposed to a percentage of base salary), a revised process for goalsetting for annual incentive bonuses, and adjustments to the structure of the long-term incentive program.

The Compensation Committee is firmly committed to providing its executives with compensation opportunities that are tied to Company performance and stockholder value creation. We encourage you to review the complete description of the Company’s executive compensation program prior to casting your vote on this year’s say-on-pay advisory vote proposal (Proposal No. 2).

Named Executive Officers

This Compensation Discussion and Analysis is intended to provide investors with a more complete understanding of our compensation policies and decisions during fiscal 2017 for the following persons who were “Named Executive Officers” during such fiscal year:

David B. Powers	President and Chief Executive Officer

D. Craig Kesler	Executive Vice President – Finance and Administration and Chief Financial Officer

Michael Haack	Executive Vice President and Chief Operating Officer

Robert S. Stewart	Executive Vice President – Strategy, Corporate Development and Communications

James H. Graass	Executive Vice President, General Counsel and Secretary

Compensation Philosophy

Our compensation philosophy is based on the principles that executive compensation should:

•	Align the interests of our executives with those of our stockholders,

•	Reflect the Company’s performance as well as the executive’s individual performance,

•	Motivate management to achieve the Company’s operational and strategic goals,

•	Reward performance by both our executives and the Company relative to our peers’ performance in light of business conditions, and

•	Be designed to attract, retain and motivate highly qualified and talented executives over time.

We believe that a significant portion of an executive’s compensation should be “at risk” – that is, dependent upon our operational and financial performance and the individual’s performance. The key features of our executive compensation program include the following:

(1)	We seek to align the interests of executives with those of our stockholders by:

•	Creating a direct and substantial link between the executive’s annual cash incentive bonus and our annual operating earnings,

•	Structuring long-term compensation as equity awards, so that executives have an appropriate incentive to contribute to the creation of long-term stockholder value, and

•	Requiring executives to meet stock ownership guidelines that will result in each executive holding a meaningful equity stake in the Company.

(2)	We seek to encourage improved performance by:

•	Establishing our annual incentive bonus maximums based on our earnings, with the ability for the Committee to reduce the bonus based on individual performance goals, and

•	Tying the ability to earn a substantial portion of our equity-based awards to the achievement of financial goals.

To achieve our compensation objectives for fiscal 2017, our executive compensation program used a combination of short-term and long-term elements: (1) annual salary, (2) annual incentive bonus, and (3) long-term incentive compensation in the form of stock options and restricted stock. Each element of long-term and short-term compensation is discussed more fully below under the heading “Elements of Executive Compensation.”

No Employment Agreements; No Change-in-Control Agreements. We do not currently have employment agreements or change-in-control agreements with any Named Executive Officer; however, under the terms of our award agreements, unvested equity awards become fully vested and exercisable in the event of a change in control. See “Change in Control Benefits” below.

Compensation Risk

Although a significant portion of potential compensation to our executive officers is performance-based, we do not believe that our compensation policies, principles, objectives and practices are structured to promote inappropriate risk taking by our executives. We believe that the focus of our overall compensation program encourages management to take a balanced approach that focuses on increasing and sustaining our profitability. See “Board Leadership Structure and Role in Risk Oversight — Risk Assessment in Compensation Programs” above.

Role of the Compensation Committee and Management in Executive Compensation

Our Compensation Committee has certain duties and responsibilities relating to the compensation of the CEO and the other senior executive officers. See “Board Committees — Compensation Committee” above. The senior executive officers include all of the Named Executive Officers. In particular, the Compensation Committee is charged with the responsibility to:

•	Review and make recommendations regarding our general compensation philosophy and structure,

•	Annually review and approve corporate goals and objectives relevant to the compensation of our CEO,

•	Evaluate our CEO’s performance in light of such goals and objectives,

•	Set the salary and other cash and equity compensation for our CEO based on such evaluation,

•	Review and approve the compensation of our other senior executive officers,

•	Administer each of our plans for which our Compensation Committee has administrative responsibility,

•	Grant cash awards (including annual incentive bonuses) under our annual bonus programs and equity awards (including options, restricted stock and restricted stock units) under our long-term Incentive Plan to our officers and other key employees,

•	Review and recommend to the Board the compensation of our non-employee directors, and

•	Recommend to the Board stock ownership guidelines for our executive officers and monitor compliance therewith.

The Compensation Committee consists solely of directors who are independent under the NYSE listing standards (including the enhanced independence requirements for compensation committee members) and Section 162(m) of the Internal Revenue Code, and who are “non-employee directors” under Rule 16b-3 of the Exchange Act. The Compensation Committee is authorized to hire such outside advisors as it deems appropriate. The Compensation Committee’s charter may be found in the “Investor Relations/Corporate Governance” section of our website www.eaglematerials.com.

The Compensation Committee sets compensation for the Named Executive Officers on an annual basis. In general, the process for setting compensation involves the following steps:

•	As early as practicable after the beginning of each fiscal year, the Compensation Committee determines (1) the salary of each Named Executive Officer for such fiscal year, (2) the overall size of the annual incentive bonus pools based on operating earnings in which the Named Executive Officers will have the opportunity to participate during such year and the percentage of the pool assigned to each Named Executive Officer, (3) whether the Compensation Committee will make any long-term incentive compensation awards in such fiscal year, (4) if the Compensation Committee decides to make long-term compensation awards for such fiscal year, the amount, nature of and terms applicable to such awards, including the form any such awards will take (e.g., options, restricted stock, restricted stock units and/or cash), the individual grant date fair value for awards to be made to each Named Executive Officer, the performance- or time-vesting criteria (or both) that will apply to any such awards, and the exercisability or payment schedules that will apply to any such awards if the performance criteria are satisfied, and (5) the Eagle Materials Special Situation Program for such fiscal year and the overall funding levels for such program based on operating earnings. For fiscal 2017, the Compensation Committee made these determinations at two separate meetings held in May 2016.

•	After the end of the fiscal year, the Compensation Committee (1) reviews and approves the annual incentive bonus pools, (2) determines the extent to which the performance criteria for the prior fiscal year applicable to any long-term incentive awards were satisfied, (3) determines the amount of the downward adjustment, if any, to be made to the annual incentive bonus payment to each Named Executive Officer based on individual performance, and (4) if applicable, makes awards under the Eagle Materials Special Situation Program. The Compensation Committee made these determinations for fiscal 2017 at a meeting held in May 2017.

Our CEO participates to a certain extent in the administration of our compensation program for Named Executive Officers, other than himself. At the end of each fiscal year, the CEO provides input to the Compensation Committee on the performance of each of the other Named Executive Officers and recommends compensation adjustments (salary adjustments for the current fiscal year, any downward adjustments to annual incentive bonus levels for the recently completed fiscal year, and annual incentive bonus levels for the current fiscal year) and, if applicable, long-term incentive award levels for such Named Executive Officers. The CEO also provides input on the structure of our long-term incentive awards (if any) for such Named Executive Officers, including the long-term incentive award levels and the performance or other criteria that determine vesting and other terms and conditions applicable to the awards. The Compensation Committee considers the CEO’s input, along with other information presented by its compensation consultants or otherwise available to it, in making its final compensation decisions with respect to the Named Executive Officers.

Engagement of a Compensation Consultant

Late in fiscal 2016 (January 2016), the Compensation Committee again retained Longnecker & Associates (“L&A”), an independent compensation consulting firm based in Houston, Texas, to review levels and incentive components of our executives’ compensation in an effort to align the compensation of our officers competitively with the market for fiscal 2017. The primary role of L&A was to provide the Compensation Committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels. Our management did not direct or oversee the retention or activities of L&A with respect to our executive compensation program. The Compensation Committee has assessed the independence of L&A pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent L&A from independently advising the Compensation Committee.

Compensation Peers

The data used by L&A in its survey of compensation, which we refer to as the “compensation study,” was weighted so that 50% was from published surveys from Towers Watson, Economic Research Institute, Mercer, Pay Factors, Kenexa and WorldatWork and 50% was from disclosure in compensation peer group proxy statements. At the beginning of fiscal 2017 (spring of 2016) L&A reviewed the Company’s current peer group for appropriateness and provided the Compensation Committee with recommendations for any additional peers to be included. L&A analyzed the Company’s peer group and potential additional companies based on (1) other similar companies within similar industries, (2) revenue, (3) market capitalization, (4) enterprise value, (5) asset size (6) net income, (7) EBITDA and (8) one-year and three-year total shareholder return (“TSR”). Based on this analysis, L&A recommended removal of the following peers used in fiscal 2016: Globe Specialty Metals, Inc. (merged with FerroAtlantica); and Newpark Resources, Inc. (too small by several metrics). L&A recommended the addition of the following companies to the peer group: Summit Materials Inc., Continental Building Products, Inc., U.S. Concrete, Inc. and Headwaters Incorporated. Based on L&A’s recommendation, the Compensation Committee utilized the following 15-company peer group in analyzing fiscal 2017 compensation (“compensation peer group”):

Company Name	Ticker	Business Description
Armstrong Worldwide Industries, Inc.	AWI	Designs, manufactures and sells flooring products and ceiling systems.

Continental Building Products, Inc.	CBPX	Manufactures and sells gypsum wallboard and complementary finishing products in the eastern United States and eastern Canada.

EnPro Industries, Inc.	NPO	Designs, develops, manufactures and markets engineered industrial products.

Headwaters Incorporated	HW	Provides products and services to building and construction materials sectors primarily in the United States and Canada.

James Hardie Industries plc	JHX	Manufactures and sells fiber cement products for interior and exterior building construction applications.

KapStone Paper and Packaging Corporation	KS	Manufactures and sells containerboard, corrugated products and specialty paper for industrial and consumer markets.

Lennox International Inc.	LII	Manufactures climate controlled products.

Louisiana-Pacific Corp.	LPX	Manufactures and distributes building products for new home construction, repair and remodeling, manufactured housing, and light industrial and commercial construction.

Martin Marietta Materials Inc.	MLM	Produces and sells aggregates for the construction industry.

Silgan Holdings, Inc.	SLGN	Manufactures and sells packaging for consumer goods products worldwide.

Summit Materials, Inc.	SUM	Produces and sells construction materials and related downstream products.

USG Corporation	USG	Manufactures and distributes gypsum wallboard and a wide range of related building materials.

U.S. Concrete, Inc.	USCR	Produces and sells ready-mixed concrete, aggregates and concrete-related products and services for the construction industry in the United States.

U.S. Silica Holdings, Inc.	SLCA	Domestic producer of commercial silica, a specialized mineral that is a critical input into a variety of end markets, including oil and gas proppants.

Vulcan Materials Company	VMC	Produces and sells construction aggregates: primarily crushed stone, sand and gravel.

L&A delivered its compensation peer analysis report to the Compensation Committee in February 2016, utilizing trailing 12 months financials for revenue, net income and EBITDA; asset value as of the latest quarterly report on Form 10-Q filed by the company; and market capitalization, enterprise value and TSR as of February 10, 2016. The Company’s ranking within the compensation peer group in each of the categories utilized by L&A was as follows:

Category	Company Percentile Rank
Revenue	35th
Assets	42nd
Market Capitalization	61st
Enterprise Value	57th
Net Income	60th
EBITDA	52nd
One-year TSR	28th
Three-year TSR	32nd
OVERALL AVERAGE	46th

We are aware that institutional shareholder advisors, such as Institutional Shareholder Services, Glass Lewis and others, utilize methodologies to determine “peer groups” that may differ from our process. We believe that the methodologies they use may result in a peer group that does not provide a close “fit” for Eagle. For example, if the institutional shareholder advisor relies upon GICS codes to identify potential peers, the resulting peer group would include many companies whose operations we view as sufficiently dissimilar to ours as to make comparisons significantly less meaningful. Additionally, if the institutional shareholder advisor constructs a peer group based solely on revenues, the resulting peer group can create a poor fit for two reasons. First, because of accounting rules we are unable to include our 50/50 Texas Lehigh joint venture’s revenues in our revenue line item—we instead account for that entity in a separate line item valuing the equity interest in an unconsolidated joint venture. Our revenue is, in effect, understated. Second, in our industry, with large up-front capital projects, we believe that cash flow and earnings are more important than revenues when evaluating peers. For these reasons and in light of the peer analysis described above, we believe that the compensation peer group identified by our Compensation Committee for fiscal 2017 provides a more appropriate and meaningful basis for assessing our executive compensation.

Elements of Executive Compensation

In addition to the health benefit plans and programs generally available to all employees, our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

•	Salary continuation plan

Base Salary

Salaries of the Named Executive Officers are reviewed annually as well as at the time of a promotion or significant change in responsibilities. As described above, the Compensation Committee engaged L&A to conduct the compensation study at the beginning of fiscal 2017. L&A’s compensation study was delivered to the Compensation Committee in May 2016. The fiscal 2017 base salaries for the Named Executive Officers were set as follows: Mr. Powers - $800,000; Mr. Kesler - $420,000; Mr. Haack - $530,500; Mr. Stewart - $420,500; and Mr. Graass - $399,000. Considerations that may influence the salary level for a Named Executive Officer include individual performance, the Named Executive Officer’s skills or experience, our operating performance and the nature and responsibilities of the position. Following the base salary adjustments, the salaries of the Named Executive Officers were, on average, between the median and the 75th percentile of the L&A compensation study.

Annual Incentive Bonus

The Compensation Committee is responsible for approving the annual incentive bonus for our CEO and the other Named Executive Officers. Annual incentive bonuses paid to our Named Executive Officers for fiscal 2017 were made under (1) the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2017, which we refer to as the “Eagle Annual Incentive Program,” and (2) the Eagle Materials Inc. Special Situation Program for Fiscal Year 2017, which we refer to as the “SSP.” These incentive programs were structured to create financial incentives and rewards that are directly related to corporate performance and the participating Named Executive Officer’s individual performance during the fiscal year. Our Incentive Plan provides an absolute cap on cash that any employee may receive in any fiscal year under such programs ($5 million).

The Compensation Committee believes these programs are consistent with our compensation philosophy in that they place a significant portion of the executive’s compensation “at risk.” Generally, under these programs, a significant portion of the executive’s total compensation is dependent upon the performance of the Company as well as the individual’s performance. The Company’s annual incentive bonus programs also reflect the Committee’s philosophy of aligning the interests of our executives with those of the shareholders. These programs create this alignment by providing that an officer’s annual bonus potential varies directly with our operating earnings. Although individual performance and achievement of goals (as discussed in more detail below under “Approving the Annual Incentive Bonus”) may affect the actual incentive bonus amount, our programs are structured in such a way that the executive officer’s incentive bonus potential can vary considerably as operating earnings change from year to year.

Eagle Annual Incentive Program

For fiscal 2017, each of our Named Executive Officers was a participant in the Eagle Annual Incentive Program. Under this program, during the first quarter of the fiscal year, a percentage of our operating earnings is designated by the Compensation Committee as a pool for bonuses, and each participating Named Executive Officer is assigned a share of such pool, representing the executive’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined, based on the amount of operating earnings generated during such fiscal year, and annual incentive bonuses are paid to each participating executive in the form of a lump sum cash payment reflecting his share of the pool, subject to the exercise of “negative discretion” by the Compensation Committee to reduce (but not increase) the amount of the cash payment based on the executive’s individual performance during the fiscal year. The amount of the annual incentive bonus paid to an executive is based on the level of our operating earnings, the share of the pool designated for such executive, and an assessment of such executive’s individual performance.

The Compensation Committee addressed a couple of key changes in the Eagle Annual Incentive Program in the transition from fiscal 2016 to fiscal 2017. First, the Committee needed to determine the appropriate pool percentage for Mr. Powers, who assumed the CEO position upon the retirement of Steven R. Rowley at the end of fiscal 2016. Second, Mr. Haack’s annual bonus potential had been initially established at the time of his hiring in fiscal 2015 as up to 200% of his base salary, with 100% as a target. The Committee decided to include Mr. Haack in the Eagle Annual Incentive Program bonus pool for fiscal 2017 in order to align his annual bonus potential with our operating earnings. The Eagle Annual Incentive Program was adopted by the Compensation Committee in May 2016, and it differed from the fiscal 2016 program by (i) reducing the percentage potentially payable to the CEO from 40% in fiscal 2016 (Mr. Rowley) to 24% in fiscal 2017 (Mr. Powers) and reducing the percentage participation of the other plan participants (including Messrs. Kesler, Stewart and Graass), in part to allow the addition of Mr. Haack to the pool, and (ii) increasing the percentage of the Company’s operating earnings that fund the pool from 1.35% (fiscal 2016) to 1.40% (fiscal 2017).

The Committee believes that operating earnings is an appropriate measurement for annual incentive bonuses because this measure is tied more closely to operations. The bonus pool itself is not subject to a separate cap or maximum, but is merely a function of multiplying the pre-determined percentage by our operating earnings for the applicable fiscal year; however, our Incentive Plan does provide an absolute cap on cash that any employee may receive in any fiscal year under such programs ($5 million). In setting the percentage of operating earnings which would fund the pool for the Eagle Annual Incentive Program, the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of operating earnings), as well as the anticipated operating earnings for fiscal 2017.

In allocating the pool, the Compensation Committee considered the amount of annual incentive bonus compensation payable to executives in other companies who fulfill similar roles as illustrated in the compensation study prepared by L&A, the share of the pool historically allocated to officers in such roles by the Company, Mr. Powers’s recommendation for each participant, as well as the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, the executive’s importance in driving the achievement of Company goals and profitability, the executive’s level of responsibility, and the anticipated operating earnings for fiscal 2017. The Compensation Committee set the bonus potential for the Named Executive Officers as follows:

Name	Annual Incentive Bonus Potential (% of Pool)
David B. Powers	24.0
D. Craig Kesler	15.8
Michael Haack	17.0
Robert S. Stewart	15.8
James H. Graass	15.8

At the time the Compensation Committee set the bonus potential percentages, the anticipated operating earnings for fiscal 2017 yielded annual incentive bonus potentials that, when added to base salaries, would place the Named Executive Officers at slightly above the 75th percentile of actual total cash compensation (base salary plus actual annual incentive) of the L&A compensation study.

Also at the beginning of fiscal 2017, the Compensation Committee worked with Mr. Powers to develop individual annual incentive goal categories by plan and position throughout the Company, including with respect to the Named Executive Officers. For participants in the Eagle Annual Incentive Program, the participants’ individual performance against the goals would be evaluated by the Committee in the exercise of “negative discretion” to reduce (but not increase) the amount of the portion of the pool that would be paid to the participant at the end of the fiscal year.

At the end of fiscal 2017, the Compensation Committee determined that the aggregate amount available for the Eagle Annual Incentive Program for fiscal 2017 was $4,440,100. This pool amount was not quantifiable until the end of fiscal 2017 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the equivalent pool amount in fiscal 2016 was $3,183,771. From fiscal 2016 to fiscal 2017, our operating earnings increased from $235,934,892 to $317,150,000, more individuals were participants in the pool, and the pool was increased from 1.35% of operating earnings to 1.40% of operating earnings.

Fiscal 2017 Special Situation Program

In the first quarter of fiscal 2017 (May 2016), the Compensation Committee approved the SSP, which is a special annual incentive program intended to recognize outstanding individual performance during the fiscal year. The SSP also provides flexibility to reward performance when special circumstances arise in which our CEO determines that an individual has performed well but not been adequately compensated pursuant to other components of compensation, including without limitation instances where an individual’s compensation has been adversely affected by market conditions such as a cyclical downturn or in recognition of transactions and events not contemplated at the time the Compensation Committee set compensation for the applicable year. SSP awards are made by our CEO, except that awards to executive officers require Compensation Committee approval. Awards under the SSP are not predetermined for any individuals at the beginning of the fiscal year. All full-time employees of Eagle Materials Inc. or any of our subsidiaries are eligible to receive awards under this program. At the beginning of fiscal 2017, the Compensation Committee determined that 0.35% of our operating earnings for the ensuing fiscal year would fund the SSP, along with the portions of the Eagle and divisional incentive compensation plans and divisional long-term cash compensation plans not paid out. In setting the percentage of operating earnings which would fund the SSP, the Compensation Committee considered several factors, including the anticipated operating earnings for fiscal 2017.

Approving the Annual Incentive Bonus

In May 2017, the Compensation Committee approved the incentive bonus pool for fiscal 2017 for the Company. In addition, at the end of fiscal 2017, Mr. Powers provided performance evaluations of each Named Executive Officer (other than himself) to the Compensation Committee, which evaluations included an assessment of the achievement of their individual goals and objectives, along with his recommendation for the annual incentive bonus for each such Named Executive Officer. With respect to Mr. Powers himself, the Compensation Committee performed its own evaluation of his performance and the extent to which the goals and objectives established for him for fiscal 2017 had been achieved.

Mr. Powers

At the end of fiscal 2017, the Compensation Committee conducted its performance evaluation of Mr. Powers after receiving input from the entire Board. Mr. Powers also provided information used by the Compensation Committee to evaluate the achievement of his goals and objectives for fiscal 2017 under the Eagle Annual Incentive Program. Based on this evaluation, the Compensation Committee believes Mr. Powers performed at a high level during fiscal 2017 and met or exceeded his goals and objectives. That evaluation resulted in Mr. Powers receiving 98% of his bonus potential for fiscal 2017. The Compensation Committee approved an annual incentive bonus for Mr. Powers under the Eagle Annual Incentive Program of $1,044,312, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 38 of this proxy statement. In making this determination, the Compensation Committee used its judgment to determine the appropriate award level after consideration of several factors, including his achievement of his goals related to safety, the performance of certain assets and leadership development and the following areas (among others) over the past fiscal year:

•	leadership in pursuing strategic growth opportunities, including the acquisition of CEMEX’s Ohio cement assets;

•	success in driving management’s continuing focus on maintaining a healthy balance sheet and prudent use of debt;

•	leadership in maintaining the Company’s focus on continual operating improvements;

•	ongoing development of the senior leadership team at both the corporate and divisional levels; and

•	repositioning the frac sand business for improvement in fiscal 2018.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Powers in the amount of $100,000. In making this discretionary award to Mr. Powers, the Compensation Committee took into consideration his achievement in guiding the Company through its successful transition following the retirement of Mr. Rowley, and his guidance of the Company through its first public debt offering. The SSP cash award to Mr. Powers is reflected in the “Bonus” column of the Summary Compensation Table on page 38 of this proxy statement.

Mr. Kesler

At the end of fiscal 2017, Mr. Powers reviewed Mr. Kesler’s performance, finding that Mr. Kesler had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Kesler had met his goals and awarded Mr. Kesler 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Kesler under the Eagle Annual Incentive Program of $701,536, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 38 of this proxy statement. In making this determination, the Compensation Committee used its judgment to determine the appropriate award level after consideration of several factors, including his achievement of his goals related to refinements to the budgeting process, Mr. Powers’s input regarding Mr. Kesler’s performance, and the following areas (among others) over the past fiscal year: Mr. Kesler’s timely and effective completion and communication of required financial planning and analysis; his participation in evaluation of strategic growth opportunities for the Company; and his oversight of the Company’s IT department, including enhanced cyber security training.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Kesler in the amount of $100,000. In making this discretionary award to Mr. Kesler, the Compensation Committee took into consideration the recommendation of Mr. Powers and Mr. Kesler’s success in guiding the Company through its first public debt offering. The SSP cash award to Mr. Kesler is reflected in the “Bonus” column of the Summary Compensation Table on page 38 of this proxy statement.

Mr. Haack

At the end of fiscal 2017, Mr. Powers reviewed Mr. Haack’s performance, finding that Mr. Haack had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Haack had met his goals and awarded Mr. Haack 97% of his incentive bonus potential, approving an annual incentive bonus for Mr. Haack under the Eagle Annual Incentive Program of $732,172, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 38 of this proxy statement. In making this determination, the Compensation Committee used its judgment to determine the appropriate award level after consideration of several factors, including his achievement of his goals related to safety and leadership development, Mr. Powers’s input regarding Mr. Haack’s performance, and the following areas (among others) over the past fiscal year: Mr. Haack’s success in enhancing the Company’s safety programs; organization succession planning; and budgeting and strategic planning throughout the organization.

Mr. Stewart

At the end of fiscal 2017, Mr. Powers reviewed Mr. Stewart’s performance, finding that Mr. Stewart had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Stewart had met his goals and awarded Mr. Stewart 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Stewart under the Eagle Annual Incentive Program of $701,536, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 38 of this proxy statement. In making this determination, the Compensation Committee used its judgment to determine the appropriate award level after consideration of several factors, including his achievement of his goals related to safety and succession planning, Mr. Powers’s input regarding Mr. Stewart’s performance, and the following areas (among others) over the past fiscal year: Mr. Stewart’s work on a leadership succession program; and his formulation of effective investor communication tools.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Stewart in the amount of $100,000. In making this discretionary award to Mr. Stewart, the Compensation Committee took into consideration the recommendation of Mr. Powers and Mr. Stewart’s successful development and introduction of a leadership development program throughout the Company. The SSP cash award to Mr. Stewart is reflected in the “Bonus” column of the Summary Compensation Table on page 38 of this proxy statement.

Mr. Graass

At the end of fiscal 2017, Mr. Powers reviewed Mr. Graass’s performance, finding that Mr. Graass had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Graass had met his goals and awarded Mr. Graass 99% of his incentive bonus potential, approving an annual incentive bonus for Mr. Graass under the Eagle Annual Incentive Program of $694,520, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 38 of this proxy statement. In making this determination, the Compensation Committee used its judgment to determine the appropriate award level after consideration of several factors, including his achievement of his goals related to improvements to policies and procedures, Mr. Powers’s input regarding Mr. Graass’s performance, and the following areas (among others) over the past fiscal year: enhancement of certain training programs; and his participation in the pursuit of strategic growth opportunities for the Company.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Graass in the amount of $100,000. In making this discretionary award to Mr. Graass, the Compensation Committee took into consideration the recommendation of Mr. Powers and Mr. Graass’s work on the Company’s successful acquisition of CEMEX’s Ohio cement assets. The SSP cash award to Mr. Graass is reflected in the “Bonus” column of the Summary Compensation Table on page 38 of this proxy statement.

Long-Term Incentive Compensation

Consistent with the Compensation Committee’s philosophy of linking compensation to our performance, a significant portion of our long-term incentive compensation program for fiscal 2017 has been structured to tie the ability to earn equity awards to the achievement by the Company of specific performance levels. To enhance retention of key employees, once earned, the performance awards contain a further time-vesting component. Also, a portion of our long-term compensation program has been structured as purely time-vesting, which the Compensation Committee believes, based on the input of L&A, is in-line with the practice of our peers. A more detailed description of the fiscal 2017 awards is found below.

Burn Rate

The Compensation Committee has been a good steward of the equity available to it for award under our Incentive Plan. Our three-year average burn rate (a measure of historical dilution) is well below our industry norms. The Company’s three-year average burn rate (which is based on the number of awards granted—or, in the case of performance awards, awards earned—in each fiscal year, divided by the weighted-average common shares outstanding for such fiscal year) is 1.12%. The 2017 benchmark for our industry published by ISS is 2.86%.

Grant Practice

All of the Named Executive Officers participate in our long-term incentive compensation program. In fiscal 2017, the Compensation Committee approved equity grants as described below. The date on which an equity award is granted is the date specified in the resolutions of the Compensation Committee authorizing the grant. The grant date must fall on or after the date on which the resolutions are adopted by the Committee. As provided in the Incentive Plan, for stock options, the exercise price is the closing price of our Common Stock on the grant date, as reported by the NYSE.

In addition, the Compensation Committee, as provided in our Incentive Plan, has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant stock options to newly-hired employees and newly-promoted employees, under terms set by the Compensation Committee. This authority for fiscal 2018, which expires on May 31, 2018, is limited to an aggregate of 60,000 option shares; no one individual may receive more than 15,000 option shares in a given year; and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2017, 17,500 stock options were granted to employees under this authority out of a maximum of 60,000.

Fiscal 2017 Grants

In structuring the long-term incentive program for fiscal 2017, the Compensation Committee worked with our new CEO, Mr. Powers, to establish a mix of performance-based and time-vesting awards. The performance metric selected was return on equity, or “ROE,” which represents our earnings as a percentage of our stockholders’ equity. Target award amounts were allocated equally between performance-vesting and time-vesting awards, with one-half of each type being allocated to restricted stock and one-half to stock options; provided, that the Committee could take into consideration the recipient’s age and proximity to retirement in allocating some awards 100% to restricted stock. With respect to performance-based equity awards, the Committee determined a target award value that would be received upon the achievement of a strong ROE, with up to 120% of the target value received if exceptional ROE were achieved and 80% of the target value received if acceptable ROE were achieved. None of the performance-based equity awards would be earned if the return on equity were below this acceptable level. Both performance-based and time-vesting equity awards would vest over a four-year period to enhance the retention of these key employees. The Committee anticipates being able to utilize this same basic structure in future years, to increase the consistency—and therefore the incentive power—of such awards.

Effective May 20, 2016, the Compensation Committee approved equity awards under the Incentive Plan to a group of key employees, including the Named Executive Officers, in alignment with the above structure. As part of the compensation study delivered to the Compensation Committee in May 2016, L&A had provided information regarding long-term compensation as well as total direct compensation paid to the compensation peer group. In determining the value of the equity to be granted, the Compensation Committee took into consideration the L&A compensation study, Mr. Powers’s input, the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, and the executive’s level of responsibility. On average, the target Named Executive Officer long-term incentive compensation was at approximately the median of the compensation study, resulting in total direct compensation between the median and the 75th percentile of the compensation study. The target grant date fair value was allocated 50% to performance-based equity (with a Company ROE financial metric) and 50% to time-vesting equity. In general, recipients of equity awards had their target grant date fair value allocated half to restricted stock and half to stock options; however, given their age and proximity to retirement, some recipients (including Messrs. Powers and Stewart) had their entire award allocated to restricted stock.

The following table shows the stock options and restricted stock granted to each of the Company’s Named Executive Officers effective May 20, 2016:

Name	Number of Performance Vesting Stock Options	Shares of Performance Vesting Restricted Stock	Number of Time Vesting Stock Options	Shares of Time Vesting Restricted Stock
David B. Powers	—	19,818	—	16,515
D. Craig Kesler	8,615	2,775	7,179	2,313
Michael Haack	11,076	3,568	9,230	2,973
Robert S. Stewart	—	5,549	—	4,625
James H. Graass	8,615	2,775	7,179	2,313

The Committee believes that the structure of the fiscal 2017 long-term compensation program is consistent with the Compensation Committee’s philosophy of linking compensation to our performance.

Performance-Based Equity Awards

These awards are comprised of shares of restricted stock and stock options which are earned based upon the achievement by the Company of a certain level of average ROE for the fiscal year ended March 31, 2017, with 100% of the awarded stock/options (that is, 120% of the target award value) being earned if such ROE measure was 18.0% or higher, 83.3% of the awarded stock/options (that is, 100% of the target award value) being earned if such ROE measure was 14.5%, and 66.7% of the awarded stock/options (that is, 80% of the target award value) being earned if such ROE measure was at least 11.0% (with the exact percentage of shares earned being calculated based on straight-line interpolation between the points specified above with fractional points rounded to the nearest tenth of a percent). If the Company achieved an ROE measure of less than 11.0%, then none of the performance-based equity awards would be earned. The earned performance-based equity was to become fully vested one-fourth promptly after the certification date and one-fourth on March 31 for each of the following three years (in each case assuming continued service through such dates).

The terms and conditions of the performance-based equity are substantially the same as prior performance-based awards, except that the performance criterion is as described above and the vesting period is four years. Any performance-based equity that was not earned at the end of fiscal 2017 was to be forfeited. As in the case of prior equity awards, the performance-based equity will also vest upon a change in control of the Company. See “Change in Control Benefits” below. In accordance with the terms of the Incentive Plan, the exercise price of the stock options is the closing price of the Company’s Common Stock on the date of grant, May 20, 2016 ($75.69).

In May 2017, the Compensation Committee certified that the Company’s 17.7% average ROE for the fiscal year ended March 31, 2017 (as defined in the award agreement) satisfied the Company’s performance goal such that 98.6% of the performance-based equity granted (or 118.3% of the target number of shares/options) was earned. Any unearned performance-based equity was forfeited. One-fourth of the earned performance-based equity vested promptly after such certification date, and the remaining three-fourths will vest ratably on March 31 of 2018, 2019 and 2020 (in each case assuming continued service through such dates).

Time-Vesting Equity Awards

These awards are comprised of shares of restricted stock and stock options which vest ratably over four years on May 20, 2017; May 20, 2018; May 20, 2019; and May 20, 2010 (in each case assuming continued service through such dates). The Compensation Committee believes that including time-vesting equity as part of long-term compensation is consistent with competitive pay practices, preserves the Company’s philosophy that a significant portion of an executive’s pay should be at risk, enhances the retention of key employees, while at the same time creating a strong incentive for management to operate the business in a manner that creates additional value for stockholders.

The terms and conditions of the time-vesting equity are substantially the same as prior time-vesting awards, except that the time-vesting period is four years. As in the case of prior equity awards, the time-vesting equity will also vest upon a change in control of the Company. See “Change in Control Benefits” below. In accordance with the terms of the Incentive Plan, the exercise price of the stock options is the closing price of the Company’s Common Stock on the date of grant, May 20, 2016 ($75.69).

Profit Sharing and Retirement Plan

Each of the Named Executive Officers is a participant in our Profit Sharing and Retirement Plan, which we refer to as our “PSRP.” The PSRP is a qualified defined contribution plan covering substantially all salaried employees of the Company and our subsidiaries. Participants in this plan may elect to make pre-tax contributions of up to 70% of their base salary subject to the limit under Internal Revenue Code Section 402(g) (currently $18,000), employee after-tax contributions of up to 10% of base salary and, if the participant is at least age 50, “catch-up contributions” up to the statutory limit under Internal Revenue Code Section 414(v) (currently $6,000). In addition, the PSRP provides for a discretionary employer profit sharing contribution that is a percentage of base salary for the year. Participants are fully vested to the extent of their pre-tax and after-tax contributions and become vested in the employer profit sharing contribution over a six-year period (i.e., 20% per year beginning with the second year of service). All of the Named Executive Officers (other than Mr. Haack, who joined the Company in December 2014) have been employed by the Company or our affiliates long enough to be fully vested. Participants are entitled to direct the investment of contributions made to the PSRP on their behalf in various investment funds, including up to 15% in an Eagle Common Stock fund. Such amounts are payable upon a participant’s termination of employment, disability or death in the form of a lump sum, installments or direct rollover to an eligible retirement plan, as elected by the participant. At the participant’s election, amounts invested in the Common Stock fund are distributable in shares of our Common Stock. Employer profit sharing contributions made to the PSRP on behalf of our Named Executive Officers in fiscal 2017 are reflected under the “All Other Compensation” column in the Summary Compensation Table located on page 38 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 46 of this proxy statement.

SERP

In fiscal 1995, the Board approved our Supplemental Executive Retirement Program, which we will refer to as our “SERP,” for certain employees participating in the PSRP. Internal Revenue Code Section 401(a)(17) limits the amount of annual compensation (currently $265,000) that may be considered in determining our contribution to the PSRP for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive as a result of such limit by making a contribution for each participant in an amount substantially equal to the additional employer profit sharing contribution that he or she would have received under the PSRP had 100% of his or her base salary been eligible for a profit sharing contribution. As in the case of the PSRP, annual incentive bonuses paid to participants are not included when determining the amount of contributions to the SERP. The Compensation Committee believes that the SERP therefore allows us to confer the full intended benefit of the employer profit sharing contribution under the PSRP without the arbitrary limitation of the Internal Revenue Code rules noted above. Contributions accrued under the SERP for the benefit of the higher-salaried employees vest under the same terms and conditions as under the PSRP (i.e., over a six-year period) and may be invested by the participant in several of the same investment options as offered under the PSRP. Benefits under the SERP are payable upon the participant’s termination of employment in a lump sum or installments as elected by the participant in accordance with the terms of the SERP, subject to the six month delay in payment for key employees under Internal Revenue Code Section 409A to the extent applicable. As with the PSRP, all of the Named Executive Officers (other than Mr. Haack, who joined the Company in December 2014) have been employed by the Company or our affiliates long enough to be fully vested. Employer contributions to the SERP of our Named Executive Officers in fiscal 2017 are reflected under the “All Other Compensation” column in the Summary Compensation Table located on page 38 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 46 of this proxy statement.

Salary Continuation Plan

The Named Executive Officers, along with other officers and key employees, are participants in our Salary Continuation Plan, which we refer to as the “SCP.” Under this plan, in the event of the death of a participating employee, we will pay such employee’s beneficiaries one full year of base salary in the first year following death and 50% of base salary each year thereafter until the date such employee would have reached normal Social Security retirement age, subject to a maximum amount of $1.5 million. Payments are made to the employee’s beneficiary on a semi-monthly basis. The purpose of the plan is to provide some financial security for the families of the participating employees, which assists the Company in attracting and retaining key employees. Benefit amounts under the plan are intended to provide a basic level of support for beneficiaries. To cover these potential obligations, we pay the premiums on life insurance policies covering the life of each participating employee. Such policies are owned by the Company and proceeds from such policies would be initially paid to the Company. Premiums paid on policies covering our Named Executive Officers in fiscal 2017 are reflected under the “All Other Compensation” column in the Summary Compensation Table located on page 38 of this proxy statement. Amounts potentially payable to the beneficiaries of our Named Executive Officers pursuant to the SCP are described in “Potential Payments Upon Termination or Change in Control” beginning on page 48 of this proxy statement.

Change in Control Benefits

Awards under our Incentive Plan are generally subject to accelerated vesting, without regard to whether any applicable performance criteria have been or will be satisfied, upon the occurrence of a “change in control” as defined in the applicable award agreement. Under the award agreements or incentive program documents, a “change in control” is defined as (i) the acquisition by any person or entity of 50% or more of the outstanding shares of any single class of our Common Stock or 40% or more of outstanding shares of all classes of our Common Stock; (ii) a change in the composition of our Board such that the current members of the Board cease to constitute a majority of the Board; or (iii) the consummation of a merger, dissolution, asset disposition, consolidation or share exchange, unless (1) more than 50% of the stock following such transaction is owned by persons or entities who were stockholders of the Company prior to such transaction, (2) following such transaction, no person or entity owns 40% or more of the common stock of the corporation resulting from such transaction, and (3) at least a majority of the members of the resulting corporation’s board of directors were members of our Board. If a change in control occurs, any unvested outstanding stock options, restricted stock, restricted stock units or cash awards would generally become immediately fully vested, and, in the case of stock options, exercisable or, the case of restricted stock, RSUs or cash awards, payable, in each case without regard to whether any applicable performance criteria have been or will be satisfied. See “Potential Payments Upon Termination or Change in Control” beginning on page 48 of this proxy statement. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program. For example, the equity vesting provides employees with the same opportunities as stockholders, who are generally free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

Stock Ownership Guidelines

In order to align the interests of the Named Executive Officers with our stockholders, and to promote a long-term focus for the officers, the Board of Directors has adopted executive stock ownership guidelines for the officers of the Company and our subsidiaries. The guidelines for the Named Executive Officers are expressed as a multiple of base salary as set forth below (with actual ownership reflected as of the record date for the annual meeting):

Name	Multiple of Salary Ownership Guidelines	Number of Shares of Common Stock (1)	Actual Ownership (2)
David B. Powers	5X	56,500	79,637
D. Craig Kesler	3X	26,900	66,695
Michael Haack	3X	18,800	19,889
Robert S. Stewart	3X	37,600	60,249
James H. Graass	3X	22,200	56,979

(1)	Our stock ownership guidelines for executives are expressed as a number of shares of our Common Stock. The number of shares is determined by multiplying the executive’s annual base salary on the date the executive becomes subject to the stock ownership guidelines by the applicable multiple and then dividing the product by the closing price of our Common Stock on the NYSE on the date the executive becomes subject to the policy. The amount is then rounded to the nearest 100 shares.

(2)	Types of ownership counted toward the guidelines include the following:

•	Stock holdings in our PSRP;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member residing in the same household; and

•	Shares represented by restricted stock.

Once established, a participant’s ownership requirement generally does not change as a result of changes in his or her compensation or fluctuations in the price of our Common Stock but could change in the event of a promotion. Newly elected officers have five years to meet the applicable ownership requirement. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of the Named Executive Officers, all of the Named Executive Officers have already achieved their stock ownership goal.

Limitations on Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public corporations for compensation over $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers. However, this law exempts performance-based compensation from the deduction limit if certain requirements are met.

Our Incentive Plan has been approved by our stockholders and Compensation Committee and otherwise meets the requirements for performance-based compensation under Internal Revenue Code Section 162(m). The Eagle Annual Incentive Program is adopted under the structure of our Incentive Plan and is subject to the terms and conditions of that plan, including the requirements for performance-based compensation. The Compensation Committee generally seeks whenever possible to structure annual incentive and long-term incentive compensation awards, such as stock option and restricted stock grants under our Incentive Plan, in a manner that satisfies the Section 162(m) requirements, but reserves the right to award nondeductible compensation as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under section 162(m) does in fact do so.

Special Considerations Regarding ISS Pay for Performance Testing

Institutional Shareholder Services (“ISS”) is a corporate governance advisory firm that annually issues voting recommendations to institutional investors regarding say-on-pay votes conducted by publicly traded companies, including us. ISS’s “pay-for-performance” analysis contains a “relative degree of alignment” test over a three-year period. The analysis compares the relative alignment of our total stockholder return, as determined by ISS, and the percentile rank of our CEO compensation against that of a peer group of companies selected by ISS. ISS’s analysis this year (which will be published after we have distributed this proxy statement) will likely include the pay of our former CEO for two of the three years of the performance period. We pay our current CEO less than we paid our former CEO. Further skewing ISS’s analysis is the fact that the SEC’s disclosure requirements necessitated the artificial inflation of our former CEO’s pay last year. As we explained in detail in footnotes 8 and 9 of the Summary Compensation Table in last year’s proxy statement, we were required to include both the grant date fair value and the revalued retirement-related value of the same awards in last year’s CEO compensation number, which we regard as double-counting. We believe that any analysis which includes our former CEO’s pay from last year should exclude the effect of this double-counting.

We believe ISS should render a finding of “low concern” on its relative degree of alignment test this year. If, however, ISS finds either “medium concern” or “high concern,” we believe the mitigating factors noted above and the other positive aspects of our compensation program described in this CD&A should be recognized by ISS when performing the qualitative portion of its analysis.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all fiscal 2015, 2016 and 2017 compensation earned by or paid to our Named Executive Officers, who consist of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at fiscal year-end.

Name and Principal Position	Fiscal Year Ended March 31,	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

David B. Powers (7)	2017	$800,000	$100,000	$2,500,000	—	$1,044,312	$70,786	$4,515,098
President and Chief Executive Officer	2016	397,580	250,000	425,000	$425,000	720,123	52,792	2,270,495
	2015	386,000	—	600,000	200,000	653,620	39,710	1,879,330

D. Craig Kesler	2017	420,000	100,000	350,000	350,000	701,536	47,464	1,969,000
Executive Vice President – Finance and Administration & CFO	2016	400,000	50,000	375,000	375,000	509,403	44,275	1,753,678
	2015	363,000	—	375,000	375,000	571,687	41,438	1,726,125

Michael Haack (8)	2017	530,500	—	450,000	450,000	732,172	57,937	2,220,609
Executive Vice President and Chief Operating Officer	2016	515,000	515,000	500,000	500,000	—	237,195	2,267,195
	2015	166,667	400,000	799,000	1,548,700	—	733	2,915,100

Robert S. Stewart (9)	2017	420,500	100,000	700,000	—	701,536	43,717	1,965,753
Executive Vice President – Strategy, Corporate Development and Communications

James H. Graass (9)	2017	399,000	100,000	350,000	350,000	694,520	42,984	1,936,504
Executive Vice President, General Counsel and Secretary

(1)	Includes amounts deferred on a pre-tax or after-tax basis at the election of the executive under our PSRP, which is described in greater detail under “Profit Sharing and Retirement Plan” on page 35 of this proxy statement.
(2)	The amounts in this column represent payments to the Named Executive Officer under the Company’s Special Situation Program for the applicable fiscal year, except that (i) the amount for Mr. Haack for fiscal 2015 includes a $150,000 cash signing bonus and $250,000 annual incentive bonus; and (ii) the amount for Mr. Powers for fiscal 2016 represents a special cash bonus awarded by the Compensation Committee at the end of fiscal 2016.
(3)

The amounts in this column reflect the value of restricted stock awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to (a) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2017 included in the Fiscal 2017 Form 10-K; (b) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2016 included in the Company’s Annual Report on Form 10-K, filed with the SEC on May 25, 2016, or “Fiscal 2016 Form 10-K”; and (c) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 22, 2015, or “Fiscal 2015 Form 10-K.” The amounts in this column for fiscal 2017 related to the restricted stock awarded on May 20, 2016 assume achievement of less than the highest level of performance conditions, and the following reflects the amounts for this award assuming the highest level of performance conditions (i.e., the maximum amounts payable): Mr. Powers - $2,750,000; Mr. Kesler - $385,000; Mr. Haack - $495,000; Mr. Stewart - $770,000; and Mr. Graass - $385,000. The amounts in this column for fiscal 2016 related to the restricted stock awarded on June 10, 2015 assume achievement of less than the highest level of performance conditions, and the following reflects the amounts for this award assuming the highest level of performance conditions (i.e., the maximum amounts payable): Mr. Powers - $488,750; Mr. Kesler - $431,250; and Mr. Haack - $575,000.
(4)	The amounts in this column reflect the value of option awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to (a) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2017 included in the Fiscal 2017 Form 10-K; (b) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2016 included in the Fiscal 2016 Form 10-K; and (c) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2015 included in the Fiscal 2015 Form 10-K. The amounts in this column for fiscal 2017 relate to the stock options awarded on May 20, 2016 assume achievement of less than the highest level of performance conditions, and the following reflects the amounts for this award assuming the highest level of performance conditions (i.e., the maximum amounts payable): Mr. Kesler - $385,000; Mr. Haack - $495,000; and Mr. Graass - $385,000.
(5)	The amounts in this column represent payments to the Named Executive Officer under the applicable annual incentive compensation program for the applicable fiscal year.
(6)	The amounts shown in this column represent: (1) Company profit sharing contributions to the account of the Named Executive Officer under our PSRP (the PSRP is described in greater detail under “Profit Sharing and Retirement Plan” on page 35 of this proxy statement); (2) Company contributions to the account of the Named Executive Officer under our SERP (the SERP is described in greater detail under “SERP” on page 35 of this proxy statement); (3) premium costs to the Company of life insurance policies obtained by the Company in connection with our SCP (the SCP is described in greater detail under “Salary Continuation Plan” on page 35 of this proxy statement); (4) wellness awards; and (5) relocation expense. For Mr. Kesler, the SERP contribution amount in fiscal 2016 was inadvertently overstated by $9,475 in the Company’s proxy statement for fiscal 2016 and is corrected below. The table below provides further details of the amounts reflected in the All Other Compensation column:

Name	Fiscal Year Ended March 31,	Profit Sharing Plan Contribution ($)	SERP Contribution ($)	Insurance Premiums under Salary Continuation Plan ($)	Wellness Award ($)	Relocation ($)	Total of All Other Compensation ($)

David B. Powers	2017	$26,500	$43,440	$156	$690	—	$70,786
	2016	26,500	25,293	999	—	—	52,792
	2015	26,000	12,325	1,385	—	—	39,710

D. Craig Kesler	2017	26,500	15,000	5,274	690	—	47,464
	2016	26,500	12,575	5,200	—	—	44,275
	2015	26,000	9,475	5,274	689	—	41,438

Michael Haack	2017	26,500	26,163	5,274	—	—	57,937
	2016	26,500	24,625	5,274	—	$180,796	237,195
	2015	—	—	733	—	—	733

Robert S. Stewart	2017	26,500	15,235	1,982	—	—	43,717

James H. Graass	2017	26,500	13,107	3,377	—	—	42,984

(7)	Mr. Powers was promoted to President and Chief Executive Officer effective at the close of business on March 31, 2016.
(8)	Mr. Haack was hired as Executive Vice President and Chief Operating Officer effective December 1, 2014.
(9)	Neither Mr. Stewart nor Mr. Graass was a Named Executive Officer in fiscal years 2016 or 2015. In accordance with SEC disclosure requirements, their compensation disclosure is provided only for the fiscal year in which they served as a Named Executive Officer.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made during fiscal 2017 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
David B. Powers	5/16/16	—	$1,065,624	(2)	—	—	—		—		—	—
	5/20/16	—	—		—	—	—		16,515	(3)	—	$1,250,000
	5/20/16	—	—		—	—	16,515	(4)	19,818	(4)	—	1,250,000

D. Craig Kesler	5/16/16	—	701,536	(2)	—	—	—		—		—	—
	5/20/16	—	—		—	—	—		2,313	(3)	—	175,000
	5/20/16	—	—		—	—	2,313	(4)	2,775	(4)	—	175,000
	5/20/16	—	—		—	—	—		7,179	(5)	$75.69	175,000
	5/20/16	—	—		—	—	7,179	(6)	8,615	(6)	75.69	175,000

Michael Haack	5/16/16	—	754,817	(2)	—	—	—		—		—	—
	5/20/16	—	—		—	—	—		2,973	(3)	—	225,000
	5/20/16	—	—		—	—	2,973	(4)	3,568	(4)	—	225,000
	5/20/16	—	—		—	—	—		9,230	(5)	75.69	225,000
	5/20/16	—	—		—	—	9,230	(6)	11,076	(6)	75.69	225,000

Robert S. Stewart	5/16/16	—	701,536	(2)	—	—	—		—		—	—
	5/20/16	—	—		—	—	—		4,625	(3)	—	350,000
	5/20/16	—	—		—	—	4,625	(4)	5,549	(4)	—	350,000

James H. Graass	5/16/16	—	701,536	(2)	—	—	—		—		—	—
	5/20/16	—	—		—	—	—		2,313	(3)	—	175,000
	5/20/16	—	—		—	—	2,313	(4)	2,775	(4)	—	175,000
	5/20/16	—	—		—	—	—		7,179	(5)	75.69	175,000
	5/20/16	—	—		—	—	7,179	(6)	8,615	(6)	75.69	175,000

(1)	The amounts included in this column reflect the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2017 included in the Fiscal 2017 Form 10-K.
(2)	These amounts represent the maximum annual incentive payments potentially payable to the Named Executive Officers pursuant to the Eagle Annual Incentive Program or the Divisional Annual Incentive Bonus Programs, as applicable, for fiscal year 2017. There are no thresholds or maximums for these awards—they are merely a function of multiplying the pre-determined percentage by the operating earnings for the fiscal year; provided, however, our Incentive Plan does provide an absolute cap on cash that any employee may receive in any fiscal year under such programs ($5 million). The actual pay-outs to the Named Executive Officers were as follows: Mr. Powers – $1,044,312; Mr. Kesler – $701,536; Mr. Haack – $732,172; Mr. Stewart – $701,536; and Mr. Graass – $694,520. These incentive programs are described in greater detail under “Annual Incentive Bonus” beginning on page 28 of this proxy statement.

(3)	These amounts represent grants of time-vesting restricted stock made on May 20, 2016 under our Incentive Plan. One-fourth of the restricted stock vested on May 20, 2017, and restrictions on the remaining restricted stock will lapse ratably on May 20 of 2018, 2019 and 2020. These restricted stock grants are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2017 Grants” beginning on page 33 of this proxy statement.
(4)	These amounts represent grants of performance-based restricted stock made on May 20, 2016 under our Incentive Plan. The vesting of the restricted stock was subject to performance vesting criteria. On May 10, 2017, the Compensation Committee determined that 98.6% of the maximum award (or 118.3% of the target award) had been earned. Any unearned restricted shares were forfeited. One-fourth of the earned restricted stock vested on May 15, 2017, and restrictions on the remaining earned restricted shares will lapse on March 31 of 2018, 2019 and 2020. These restricted stock grants are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2017 Grants” beginning on page 33 of this proxy statement
(5)	These amounts represent grants of time-vesting stock options to purchase shares of Common Stock made on May 20, 2016 under our Incentive Plan. One-fourth of the stock options vested on May 20, 2017, and the remaining stock options will vest ratably on May 20 of 2018, 2019 and 2020. These stock options are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2017 Grants” beginning on page 33 of this proxy statement.
(6)	These amounts represent grants of performance-based stock options to purchase shares of Common Stock made on May 20, 2016 under our Incentive Plan. The vesting of the stock options were subject to performance vesting criteria. On May 10, 2017, the Compensation Committee determined that 98.6% of the maximum award (or 118.3% of the target award) had been earned. Any unearned stock options were forfeited. One-fourth of the earned stock options vested on May 10, 2017, and the remaining earned stock options will vest ratably on March 31 of 2018, 2019 and 2020. These stock option grants are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2017 Grants” beginning on page 33 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding at the end of fiscal 2017 for each of the Named Executive Officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David B. Powers	22,317	—		—		$33.690	06/19/2022	2,960	(2)	$287,535	19,818	(5)	$1,925,121
	7,681	—		—		67.210	08/12/2023	16,515	(3)	1,604,268
	6,246	—		—		87.370	06/03/2024	2,746	(4)	266,747
	5,722	11,442	(9)	—		81.560	06/10/2025	1,785	(6)	173,395

D. Craig Kesler	21,603	—		—		67.210	08/12/2023	2,612	(2)	253,730	2,775	(5)	269,564
	11,711	—		—		87.370	06/03/2024	2,313	(3)	224,685
	5,049	10,096	(9)	—		81.560	06/10/2025	1,716	(4)	166,693
	—	7,179	(10)	—		75.690	05/20/2026	558	(6)	54,205
	—	—		8,615	(11)	75.690	05/20/2026	11,667	(7)	1,133,333

Michael Haack	20,000	30,000	(12)	—		79.900	12/01/2024	3,483	(2)	338,339	3,568	(5)	346,596
	6,731	13,462	(9)	—		81.560	06/10/2025	2,973	(3)	288,798
	—	9,230	(10)	—		75.690	05/20/2026	6,000	(8)	582,840
	—	—		11,076	(11)	75.690	05/20/2026

Robert S. Stewart	1,822	—		—		87.370	06/03/2024	2,438	(2)	236,828	5,549	(5)	449,273
	—	9,423	(9)	—		81.560	06/10/2025	4,625	(3)	539,030
								2,403	(4)	233,428
								1,562	(6)	151,733
								11,667	(7)	1,133,333

James H. Graass	13,198	—		—		27.530	06/27/2021	2,612	(2)	253,730	2,775	(5)	269,564
	32,184	—		—		33.690	06/19/2022	2,313	(3)	224,685
	14,402	—		—		67.210	08/12/2023	1,716	(4)	166,693
	11,711	—		—		87.370	06/03/2024	1,116	(6)	108,409
	5,049	10,096	(9)	—		81.560	06/10/2025
	—	7,179	(10)	—		75.690	05/20/2026
	—	—		8,615	(11)	75.690	05/20/2026

(1)	Based on the closing price per share of Common Stock on the NYSE on March 31, 2017 ($97.14).
(2)	Represents restricted stock granted on June 10, 2015 under our Incentive Plan. Restrictions will lapse ratably on the remaining restricted shares on March 31 of 2018, 2019 and 2020.
(3)	Represents time-vesting restricted stock granted on May 20, 2016 under our Incentive Plan. Restrictions will lapse ratably on May 20 of 2017, 2018, 2019 and 2020.

(4)	Represents restricted stock granted on June 3, 2014 under our Incentive Plan. Restrictions will lapse ratably on the remaining restricted shares on March 31 of 2018 and 2019.
(5)	Represents performance-based restricted stock granted on May 20, 2016 under our Incentive Plan. The Compensation Committee determined in May 2017 (i.e., after the end of fiscal 2017) that 118.3% of the maximum award (or 98.6% of the target award) was earned. Any unearned restricted shares were forfeited. One-fourth of the earned restricted shares was paid to the Named Executive Officer on May 15, 2017, and restrictions will lapse ratably on the remaining earned restricted shares on March 31 of 2018, 2019 and 2020.
(6)	Represents restricted stock granted on August 12, 2013 under our Incentive Plan. Restrictions will lapse on the remaining restricted shares on March 31, 2018.
(7)	Represents restricted stock granted on May 18, 2010 under our Incentive Plan. Restrictions will lapse upon the Named Executive Officer meeting the requirements of retirement, as defined in the award agreement.
(8)	Represents restricted stock granted to Mr. Haack under our Incentive Plan in connection with his joining the Company as Chief Operating Officer on December 1, 2014. Restrictions will lapse on the remaining restricted shares on December 1 of 2017, 2018 and 2019.
(9)	Represents stock options granted on June 10, 2015 under our Incentive Plan. The remaining stock options will vest on June 10, 2018.
(10)	Represents time-vesting stock options granted on May 20, 2016 under our Incentive Plan. The remaining stock options will vest ratably on May 20 of 2018, 2019 and 2020.
(11)	Represents performance-based stock options granted on May 20, 2016 under our Incentive Plan. The Compensation Committee determined in May 2017 (i.e., after the end of fiscal 2017) that 118.3% of the maximum award (or 98.6% of the target award) was earned. Any unearned stock options were forfeited. One-fourth of the earned stock options vested in May 10, 2017. The remaining earned stock options will vest ratably on March 31 of 2018, 2019 and 2020.
(12)	Represents stock options granted to Mr. Haack under our Incentive Plan in connection with his joining the Company as Chief Operating Officer on December 1, 2014. The remaining stock options will vest ratably on December 1 of 2017, 2018 and 2019.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock during fiscal 2017 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
David B. Powers	22,000	$1,660,247	6,023	$560,546
D. Craig Kesler	42,837	2,254,399	3,982	366,486
Michael Haack	—	—	4,322	395,822
Robert S. Stewart	22,694	753,914	5,147	479,592
James H. Graass	23,198	1,285,287	16,207	1,353,614

(1)	All of the amounts in this column represent shares of Common Stock received by the Named Executive Officer in connection with the lapsing of restrictions on restricted stock previously granted to the Named Executive Officers.
(2)	The amount in this column represents the dollar amount realized by the Named Executive Officer valued at the time of the vesting of such shares.

Nonqualified Deferred Compensation

In FY 2017

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
David B. Powers	—	$43,440	$22,243	—	$222,947
D. Craig Kesler	—	15,000	7,039	—	62,390
Michael Haack	—	26,163	2,688	—	53,475
Robert S. Stewart	—	15,235	4,623	—	94,382
James H. Graass	—	13,107	21,839	—	217,621

(1)	The amounts in this column represent contributions made by the Company for the account of the Named Executive Officers during fiscal 2017 under our SERP. The SERP is an unfunded, non-qualified plan for certain executives of the Company. Under the SERP, the Company makes contributions to the account of the executive in an amount substantially equal to the additional contributions he would have received under the PSRP had 100% of his annual salary been eligible for a profit sharing contribution. The SERP is described in greater detail under “SERP” on page 35 of this proxy statement. The amounts in this column are reflected in the “All Other Compensation” column of the Summary Compensation Table located on page 38.
(2)	The Company also maintains the Eagle Materials Inc. Deferred Compensation Plan. Under this Deferred Compensation Plan, eligible executives were allowed to defer the receipt of a portion of their salary or annual bonus for fiscal 2001, up to 75% of such amounts. For fiscal years after fiscal 2001, the Deferred Compensation Plan was closed to additional employee deferrals. Amounts under the Deferred Compensation Plan are payable at a date certain or upon the participant’s termination of employment, disability or death in the form of a lump sum or installments as elected pursuant to the terms of the plan. Such amounts are not subject to the six month delay applicable to key employees under Internal Revenue Code Section 409A. The earnings in this column reflect earnings or losses on balances in the Named Executive Officer’s SERP account and Deferred Compensation Plan account. A Named Executive Officer may designate how his account balances are to be invested by selecting among the investment options available under our PSRP, with the exception of the Common Stock fund. Because these earnings are not “above market,” they are not included in the Summary Compensation Table on page 38 of this proxy statement. The table below shows the investment options available under our PSRP (other than the Common Stock fund) and the annual rate of return for the 12 month period ended March 31, 2017, as reported to us by the administrator of the plan.

Fund	Rate of Return
ABF Large Cap Value	15.98%
CBA Aggressive Growth I	6.03%
Mainstay Large Cap Growth	(2.28%)
Fidelity 500 Index Fund	17.14%
Fidelity Low Price Stock Fund	12.36%
JP Morgan Midcap Growth Fund	0.19%
Fidelity Extended Market Index Fund	22.44%
ABF Small Cap Value PA	26.77%
Baron Small Cap Fund	10.26%
Harbor International Adm	(0.01%)
Fidelity International Index Adv	12.10%
Fidelity Freedom 2010 Fund	9.29%
Fidelity Freedom 2020 Fund	11.65%
Fidelity Freedom 2030 Fund	14.66%
Fidelity Freedom 2040 Fund	16.22%
Fidelity Freedom 2050 Fund	16.21%
Fidelity Freedom 2060 Fund	16.08%
Fidelity Freedom Income Fund	6.13%
Fidelity Managed Income Portfolio	1.24%
Fidelity US Bond Index	0.31%
Vanguard Inflation Protected Securities Fund	4.62%
Fidelity Retirement Gov II	0.10%

(3)	The amounts in this column represent the sum of: (i) the balance in the Named Executive Officer’s account under the SERP; and (ii) the balance in the Named Executive Officer’s account under the Company’s Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under current compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination or in the event of death or disability and change in control is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 31, 2017, and are therefore estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of our Common Stock and the executive’s age.

Payments Made Upon Any Termination

Deferred Compensation. The amounts shown in the table below do not include distribution of plan balances under our Deferred Compensation Plan or SERP. These balances are shown in the Nonqualified Deferred Compensation in FY 2017 Table on page 46 of this proxy statement.

Death and Disability. A termination of employment due to death or disability does not entitle the Named Executive Officer to any payments that are not available to salaried employees generally, except for benefits payable to the beneficiaries of the Named Executive Officers in the event of termination due to death under our Salary Continuation Plan. A description of our Salary Continuation Plan is set forth under “Salary Continuation Plan” on page 35 of this proxy statement.

Accrued Pay and Profit Sharing Plan Benefits. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or relate to equity grants that have already vested. These include:

•	accrued salary pay through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received under the Incentive Plan which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•	restricted stock grants or restricted stock unit grants received under the Incentive Plan which have already vested prior to the date of termination (subject to the terms of the applicable Restricted Stock or Restricted Stock Unit Agreement); and

•	unused accrued vacation pay.

Type of Payment	Involuntary Termination or Voluntary Termination (non Change in Control) ($)	Death or Disability ($)		Change in Control(1) ($)
David B. Powers
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$178,267	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	$4,257,064	(3)	4,257,064	(3)

POWERS TOTAL	—	4,257,064		4,435,331

Type of Payment	Involuntary Termination or Voluntary Termination (non Change in Control) ($)	Death or Disability ($)		Change in Control(1) ($)
D. Craig Kesler
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$496,077	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	$2,102,207	(3)	2,102,207	(3)
Benefits
Salary Continuation Plan Payments	—	1,500,000	(4)	—

KESLER TOTAL	—	3,602,207		2,598,284

Michael Haack
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		1,162,502	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	1,556,572	(3)	1,556,572	(3)
Benefits
Salary Continuation Plan Payments	—	1,500,000	(4)	—

HAACK TOTAL	—	3,056,572		2,719,074

Robert S. Stewart
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		146,811	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	2,743,623	(3)	2,743,623	(3)
Benefits
Salary Continuation Plan Payments	—	841,000	(4)	—

STEWART TOTAL	—	3,584,623		2,890,434

James H. Graass
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		496,077	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	1,023,078	(3)	1,023,078	(3)
Benefits
Salary Continuation Plan Payments	—	1,500,000	(4)	—

GRAASS TOTAL	—	2,523,078		1,519,155

AGGREGATE TOTAL FOR NAMED EXECUTIVE OFFICERS	—	$17,023,544		$14,162,278

(1)	The definition of “Change in Control” is described under “Change in Control Benefits” on page 36 of this proxy statement.
(2)	Represents the dollar value of the unexercisable stock options that are accelerated because of a change in control based on the amount, if any, that the closing price of our Common Stock on March 31, 2017 ($97.14) exceeds the exercise price of the stock option.

(3)	Represents the dollar value of the restricted stock for which restrictions will lapse upon death, disability or a change in control based on the closing price of our Common Stock on March 31, 2017 ($97.14).
(4)	Under the terms of our SCP, in the event of a Named Executive Officer’s death while employed by the Company, such Named Executive Officer’s beneficiaries would receive the following payments, which would be paid from the proceeds of a life insurance policy purchased by the Company covering such Named Executive Officer (calculated based on fiscal 2017 salaries):

a.	Kesler – $420,000 over the year following death, plus $210,000 per year thereafter until the beneficiaries have received a total of $1,500,000 in payments.

b.	Haack – $530,500 over the year following death, plus $265,250 per year thereafter until the beneficiaries have received a total of $1,500,000 in payments.

c.	Stewart – $420,500 over the year following death, plus $210,250 per year thereafter until the year Mr. Stewart would have reached 66.

d.	Graass – $399,000 over the year following death, plus $199,500 per year thereafter until the beneficiaries have received a total of $1,500,000 in payments.

STOCK OWNERSHIP

Management

We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of our Common Stock, as of the record date for the annual meeting (June 6, 2017) by: (a) each director, (b) each of our current executive officers and (c) by all directors and executive officers of the Company as a group (16 persons). Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

Amount and Nature of Beneficial Ownership (1)

	Number of Shares Beneficially Owned(2)	Percentage of Common Stock
F. William Barnett	41,515	*
Richard Beckwitt	6,475	*
Ed H. Bowman	14,255	*
George J. Damiris	—	*
William R. Devlin	65,417	*
Martin M. Ellen	9,769	*
Gerald J. Essl(3)	69,157	*
James H. Graass(4)	132,441	*
Michael Haack(5)	51,658	*
Laurence E. Hirsch(6)	1,216,146	2.5%
D. Craig Kesler(7)	108,976	*
Keith Metcalf	82,236	*
Michael R. Nicolais(8)	37,517	*
David B. Powers	110,603	*
Richard R. Stewart(9)	17,864	*
Robert S. Stewart	62,071	*
All current directors, nominees and executive officers as a group (16 persons)	2,026,100	4.1%

*	Less than 1%
(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.
(2)

Amounts include the following shares of Common Stock that may be acquired upon exercise of stock options awarded under our Incentive Plan: Mr. Barnett – 33,821 shares; Mr. Beckwitt – 2,070 shares; Mr. Bowman – 6,293 shares; Mr. Devlin – 30,339 shares; Mr. Ellen – 6,917 shares; Mr. Essl – 26,016 shares; Mr. Graass – 75,462 shares; Mr. Haack – 31,769 shares; Mr. Hirsch – 62,766 shares; Mr. Kesler – 42,281 shares; Mr. Metcalf – 43,084 shares; Mr. Nicolais – 10,989 shares; Mr. Powers – 30,966 shares; Mr. Richard Stewart – 8,427 shares; and Mr. Bob Stewart – 1,822 shares; and all directors and executive officers of the Company as a group

(16 persons) – 413,022 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of June 6, 2017, pursuant to the Common Stock fund of the PSRP, as follows: Mr. Devlin – 1,890 shares; Mr. Graass – 992 shares; Mr. Kesler – 1,740 shares; Mr. Metcalf – 3,940 shares; Mr. Powers – 1,483 shares; and all directors and executive officers of the Company as a group (16 persons) – 10,045 shares. These amounts do not include the RSUs previously granted to the non-employee directors (including dividend equivalent units accrued since the date of grant) disclosed in the table on page 12 of this proxy statement.
(3)	Includes 7,000 shares of Common Stock held in trust for Mr. Essl’s son.
(4)	Includes 543 shares of Common Stock held in Mr. Graass’s IRA.
(5)	Includes 6,000 shares of Common Stock representing the unvested shares under a restricted stock award made to Mr. Haack on December 1, 2014.
(6)	Includes 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 1, Ltd.; and 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 2, Ltd., with respect to which Mr. Hirsch disclaims beneficial ownership. Excludes 3,196 shares of restricted stock that do not have voting rights while restricted.
(7)	Also includes 160 shares of Common Stock held in Mr. Kesler’s IRA.
(8)	Includes (a) 1,386 shares of Common Stock owned by Mr. Nicolais’s wife; (b) 1,550 shares of Common Stock held by the profit sharing plan of Mr. Nicolais’s employer; (c) 3,500 shares of Common Stock held in Mr. Nicolais’s IRA; (d) 555 shares of Common Stock held in trust (Mr. Nicolais’s wife is trustee) for their daughter; and (e) 555 shares of Common Stock held in trust (Mr. Nicolais’s wife is trustee) for their son. Mr. Nicolais has disclaimed beneficial ownership of the shares of Common Stock held in trust.
(9)	Includes 7,000 shares owned by Stewart Family Trust.

Certain Beneficial Owners

The table below provides information regarding the only persons we know of who are the beneficial owners of more than five percent of our Common Stock. The number of shares of Common Stock shown in the table as beneficially owned by each person as of the most recent practicable date, which is generally the date as of which information is provided in the most recent beneficial ownership report filed by such person with the SEC. The percentage of our Common Stock shown in the table as owned by each person is calculated in accordance with applicable SEC rules based on the number of outstanding shares of Common Stock as of June 6, 2017, the record date for our annual meeting of stockholders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
FMR LLC (1) 245 Summer Street Boston, MA 02210	5,022,876	10.3%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	3,695,169	7.6%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	3,563,290	7.3%

(1)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2017. Of the shares reported in the Schedule 13G/A, FMR LLC has sole voting power with respect to 1,063,996 shares and sole dispositive power with respect to 5,022,876 shares.

(2)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on January 24, 2017. Of the shares reported in the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 3,538,818 shares and sole dispositive power with respect to 3,695,169 shares.
(3)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 9, 2017. Of the shares reported in the Schedule 13G/A, The Vanguard Group has (i) sole voting power with respect to 27,884 shares; (ii) shared voting power with respect to 5,411 shares; (iii) sole dispositive power with respect to 3,532,484 shares; and (iv) shared dispositive power with respect to 30,806 shares.

Related Party Transactions

Our code of conduct adopted by the Board, which we refer to as “Eagle Ethics,” includes provisions addressing conflicts of interest which arise when a director, officer, or employee has an interest in a transaction in which the Company is a participant. Eagle Ethics defines a conflict of interest as an activity, investment or association that interferes or might appear to interfere with the judgment or objectivity of an officer or employee in performing his or her job in the best interests of the Company and our shareholders.

Under Eagle Ethics, officers or employees are encouraged to consult with their supervisors regarding any matter that may involve a conflict of interest. In addition, Eagle Ethics requires that prior approval of the supervisor of an officer or employee, the president of the Eagle business unit in which such officer or employee is employed, and the Company’s general counsel before: (1) obtaining an ownership interest in, or position with, an Eagle supplier, contractor, customer or competitor, subject to certain exceptions relating to the ownership of publicly traded securities; (2) employing any relatives where there is either a direct or indirect reporting relationship or a substantial amount of interaction between the relatives on the job; or (3) establishing a business relationship between Eagle and a company in which the officer or employee or his or her relative has an ownership interest or holds a position.

In addition to the above policies included in Eagle Ethics, we have implemented certain informal processes in connection with transactions with related persons. For example, the Company’s legal staff is primarily responsible for the development of processes to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in the transaction. In addition, all of our employees, executive officers and directors are required to disclose any conflicts of interest in an annual certification reviewed by our Legal Department. After disclosure, some conflicts of interest may be resolved through implementing appropriate controls for our protection. Depending on the identity of the officer or employee involved in a transaction creating a potential conflict of interest, the conflict of interest may be resolved by the Company’s legal staff or may be referred to the Audit Committee. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. Such consent may be subject to appropriate controls intended to ensure that transaction as implemented is not adverse to the Company. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship. If a potential conflict arises concerning a director or officer of the Company, the potential conflict is disclosed to the Chair of the Audit Committee of the Board for review and disposition. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the annual proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of the copies of such forms we received with respect to fiscal 2017 or written representations from certain reporting persons, the Company believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, have complied with all filing requirements of Section 16(a) for fiscal 2017 applicable to such persons.

Code of Conduct

The Company’s code of conduct, Eagle Ethics, applies to all of the Company’s employees, including the Company’s officers. Eagle Ethics also applies to the Board of Directors. The Company’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

All of the Company’s employees and directors are required to certify to the Company, on an annual basis, that they have complied with the Company’s code of conduct without exception or, if they have not so complied, to list the exceptions. The Company has posted the text of its code of conduct on its Internet website at www.eaglematerials.com (click on “Investor Relations”, then on “Corporate Governance”, then on “Eagle Ethics” under the heading “Code of Ethics”). Additionally, the Company will provide without charge a copy of the code of conduct to any person upon written request to our Secretary at our principal executive office.

PROPOSAL NO. 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes our business objectives and serves to motivate, attract and retain executive talent.

We urge stockholders to read our “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement, which describes in more detail how our executive compensation policies and programs operate.

We are seeking stockholder approval of the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved by the stockholders of the Company on an advisory basis.

Although the vote on this proposal is advisory and nonbinding, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the non-binding advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL NO. 3: ADVISORY VOTE REGARDING FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required to provide a non-binding, advisory vote on the compensation of our named executive officers at least once every three years. In this proposal, we are asking stockholders to provide their view on whether future advisory votes on the compensation of our named executive officers should occur every three years, every two years or every year. We last held such an advisory vote at our annual meeting held in 2011. At that meeting, more votes were cast in favor of “one year” than were cast in favor of any of the other alternatives.

The Board of Directors intends to carefully consider the shareholder vote on this proposal, but does not make any recommendation as there are advantages and disadvantages on more frequent or less frequent votes. Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Although the vote on this proposal is advisory and non-binding, the Compensation Committee and the Board will review the results of the vote and consider them when making its determination regarding the frequency of future votes. The frequency receiving the greatest number of votes will be considered the frequency recommended by our stockholders, even if that alternative does not receive a majority of the votes cast. Because the Board is not making a recommendation on its preferred alternative under this proposal, shares will not be voted on this proposal unless stockholders indicate their preference among the alternatives presented. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote.

Recommendation of the Board

Our Board of Directors does not make a recommendation regarding the frequency of future advisory votes on the compensation of our named executive officers.

PROPOSAL NO. 4: APPROVAL OF EXPECTED APPOINTMENT OF INDEPENDENT AUDITORS

General

Ernst & Young acted as our independent auditors to audit our books and records for fiscal year 2017, and the Audit Committee expects to appoint Ernst & Young as our independent auditors for fiscal year 2018 if its proposal for audit services is satisfactory.

We believe the approval of this expected appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not support the expected appointment, our Audit Committee will consider that fact when determining whether or not to retain Ernst & Young, but still may elect to retain them. Even if the expected appointment is approved, the Audit Committee, in its discretion, may elect not to proceed with the appointment. Once it has appointed an auditor, our Audit Committee may elect to change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Representatives of Ernst & Young are expected to be present for the annual meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.

Recommendation of the Board

Our board unanimously recommends a vote “for” the approval of the expected appointment of Ernst & Young as the Company’s auditors for the fiscal year ending March 31, 2018.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, which we refer to as Ernst & Young, audited the Company’s financial statements for the fiscal years ended March 31, 2015, 2016 and 2017.

Ernst & Young reports directly to our Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the Audit Committee, or, for such services that do not exceed $50,000, by a member of the Audit Committee. Any such member must report the pre-approval at the next Audit Committee meeting. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in the fiscal years ended March 31, 2017 and 2016, all of which services have been approved by the Audit Committee:

Fiscal Year Ended March 31,	Audit Fees (1)	Audit Related Fees	Tax Fees	All Other Fees	Total
2017	$1,452,750	$15,000	—	—	$1,467,750

2016	1,186,000	15,000	—	—	1,201,000

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles. For fiscal 2017, the amount also includes additional work conducted in connection with the Company’s acquisition of CEMEX’s Ohio cement assets.

AUDIT COMMITTEE REPORT

To the Board of Directors of Eagle Materials Inc.:

All of the Audit Committee members are independent as defined in the current NYSE listing standards and the applicable rules of the Securities Exchange Act of 1934, and Mr. Ellen is our “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for assisting the Board in fulfilling its responsibility to oversee following: the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence and appointment of our independent auditors and the performance of our internal audit function and independent auditors. Management has primary responsibility for the preparation of the financial statements, completeness and accuracy of financial reporting and the overall system of internal control over financial reporting.

We have reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young LLP, as appropriate, (1) the audited financial statements of Eagle Materials Inc. as of and for the fiscal year ended March 31, 2017 and (2) management’s report on internal control over financial reporting and the independent registered accounting firm’s related opinions.

We have discussed with Ernst & Young LLP the required communications specified by auditing standards, together with guidelines established by the SEC and the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence and have discussed with Ernst & Young LLP their independence. We have also considered whether Ernst & Young LLP’s provision of non-audit services to Eagle Materials Inc. and its affiliates is compatible with Ernst & Young LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Annual Report of Eagle Materials Inc. on Form 10-K for the fiscal year ended March 31, 2017.

Audit Committee

Martin M. Ellen, Chairman

Richard Beckwitt

Richard R. Stewart

This report of the Audit Committee does not constitute “soliciting material” and should not be deemed “filed” or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

Our Board of Directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or directing a written request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Next year’s annual meeting of stockholders is scheduled to be held on August 2, 2018. In order to be considered for inclusion in the Company’s proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of the Secretary, not later than February 22, 2018.

For any proposal that is not submitted for inclusion in our proxy material for the 2018 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company is notified about the proposal on or before May 4, 2018, and the stockholder satisfies the other requirements of Rule 14a-4(c). Our Bylaws provide that, to be considered at the 2018 annual meeting, a stockholder proposal must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 3, 2018 and ending May 4, 2018, and must contain the information specified by and otherwise comply with our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive office.

FORM 10-K

Stockholders entitled to vote at the meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

By Order of the Board of Directors JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 23, 2017

EAGLE MATERIALS INC.

3811 TURTLE CREEK BLVD.

SUITE 1100

DALLAS, TX 75219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees		For	Against	Abstain

1A	Michael R. Nicolais		☐	☐	☐

1B	Richard R. Stewart		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2	Advisory resolution regarding the compensation of our named executive officers.		☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:		3 years	2 years	1 year	Abstain

3	To recommend by non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4	To approve the expected appointment of Ernst & Young LLP as independent auditors for fiscal year 2018.	☐	☐	☐

NOTE: THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 4 AND NO VOTE WILL BE CAST ON ITEM 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES PRIOR PROXIES RELATING TO THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

EAGLE MATERIALS INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

August 3, 2017

The undersigned hereby appoints James H. Graass and David B. Powers, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Eagle Materials Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Thursday, August 3, 2017 at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 4 AND NO VOTE WILL BE CAST ON PROPOSAL 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

By execution of this proxy, the undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the August 3, 2017 Annual Meeting.

*For address changes, please contact our transfer agent, Computershare Shareowner Services LLC, at 1-800-279-1248.

Continued and to be signed on reverse side